Exhibit 10.1
EXECUTION COPY

AMENDED AND RESTATED
CREDIT AGREEMENT
dated as of May 21, 2013
among
CENTENE CORPORATION,
as the Company
THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,
and

BARCLAYS BANK PLC,
as Administrative Agent

BARCLAYS BANK PLC, SUNTRUST ROBINSON HUMPHREY, INC. and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent,

and

CITIBANK N.A., REGIONS BANK, SUNTRUST BANK and U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agents

TABLE OF CONTENTS
Page

SECTION 1	DEFINITIONS	1
1.1	Definitions	1
1.2	Other Interpretive Provisions	18
SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.	18
2.1	Commitments	18
2.2	Revolving Loan Procedures	22
2.3	Letter of Credit Procedures	23
2.4	Swing Line Loans	26
2.5	Availability of Funds	28
2.6	Defaulting Lenders	28
SECTION 3	EVIDENCING OF LOANS.	29
3.1	Notes	29
3.2	Recordkeeping	29
SECTION 4	INTEREST.	29
4.1	Interest Rates	29
4.2	Interest Payment Dates	29
4.3	Setting and Notice of LIBOR Rates	30
4.4	Computation of Interest	30
SECTION 5	FEES.	30
5.1	Non-Use Fee	30
5.2	Letter of Credit Fees	30
5.3	Administrative Agent’s Fees	31
SECTION 6	REDUCTION OR TERMINATION OF THE COMMITMENT; PREPAYMENTS.	31
6.1	Reduction or Termination of the Commitment	31
6.2	Prepayments	31
6.3	Manner of Prepayments	31
6.4	Repayments	32
SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.	32
7.1	Making of Payments	32
7.2	Application of Certain Payments	32
7.3	Due Date Extension	32
7.4	Setoff	33
7.5	Proration of Payments	33
7.6	Taxes	33
SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.	35
8.1	Increased Costs	35

8.2	Basis for Determining Interest Rate Inadequate or Unfair	36
8.3	Changes in Law Rendering LIBOR Loans Unlawful	36
8.4	Funding Losses	37
8.5	Right of Lenders to Fund through Other Offices	37
8.6	Discretion of Lenders as to Manner of Funding	37
8.7	Mitigation of Circumstances; Replacement of Lenders	37
8.8	Conclusiveness of Statements	38
SECTION 9	REPRESENTATIONS AND WARRANTIES.	38
9.1	Organization	38
9.2	Authorization; No Conflict	38
9.3	Validity and Binding Nature	38
9.4	Financial Condition	38
9.5	No Material Adverse Change	38
9.6	Litigation and Indirect Obligations	38
9.7	Ownership of Properties; Liens	39
9.8	Equity Ownership; Subsidiaries	39
9.9	Pension Plans	39
9.1	Investment Company Act	40
9.11	Regulation U, T, and X	40
9.12	Taxes	40
9.13	Solvency, etc	40
9.14	Environmental Matters	40
9.15	Insurance	41
9.16	Real Property	41
9.17	Information	41
9.18	Intellectual Property	41
9.19	Burdensome Obligations	41
9.2	Labor Matters	41
9.21	No Default	42
9.22	Other Names	42
9.23	S Corporation	42
9.24	Material Licenses	42
9.25	Compliance with Material Laws	42
9.26	Investments	42
9.27	Indebtedness	42
9.28	Capital Leases	42
9.29	Negative Pledges	42
9.3	Filings	42
9.31	Subordinated Debt	42
9.32	Charitable Foundations	43

9.33	PATRIOT Act; OFAC	43
SECTION 10	AFFIRMATIVE COVENANTS.	43
10.1	Reports, Certificates and Other Information	43
10.2	Books, Records and Inspections	45
10.3	Maintenance of Property; Insurance	46
10.4	Compliance with Laws; Payment of Taxes and Liabilities	46
10.5	Maintenance of Existence, Material Licenses, etc	46
10.6	Use of Proceeds	46
10.7	Employee Benefit Plans	46
10.8	Environmental Matters	47
10.9	Compliance with Loan Documents	47
10.1	Credit Ratings	47
10.11	Conference Call	47
SECTION 11	NEGATIVE COVENANTS.	47
11.1	Debt	47
11.2	Liens	49
11.3	Restricted Payments	50
11.4	Mergers, Consolidations, Sales	50
11.5	Modification of Organizational Documents	51
11.6	Transactions with Affiliates	51
11.7	Inconsistent Agreements	51
11.8	Business Activities	51
11.9	Investments	52
11.1	Restriction of Amendments to Certain Documents	52
11.11	Fiscal Year	52
11.12	Financial Covenants	52
11.13	Charitable Foundations	53
11.14	Guaranties	53
11.15	Exceptions	53
SECTION 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.	53
12.1	Effectiveness	54
12.2	Conditions	55
SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT.	55
13.1	Events of Default	55
13.2	Effect of Event of Default	57
SECTION 14	AGENTS.	57
14.1	Appointment of Agents	57
14.2	Powers and Duties	58
14.3	General Immunity	58
14.4	Agents Entitled to Act as Lender	60

14.5	Lenders’ Representations, Warranties and Acknowledgment	60
14.6	Right to Indemnity	60
14.7	Successor Administrative Agent and Swing Line Lender	61
14.8	Withholding Taxes	61
14.9	Administrative Agent May File Proofs of Claim	62
SECTION 15	GENERAL.	62
15.1	Waiver; Amendments	62
15.2	Notices	62
15.3	Computations	64
15.4	Costs, Expenses and Taxes	64
15.5	Assignments; Participations	64
15.6	Register	66
15.7	Governing Law	66
15.8	Confidentiality	66
15.9	Severability	67
15.1	Nature of Remedies	67
15.11	Entire Agreement	67
15.12	Counterparts	67
15.13	Successors and Assigns	67
15.14	Captions	67
15.15	Customer Identification – USA Patriot Act Notice	67
15.16	Indemnification by the Company	68
15.17	Nonliability of Lenders	68
15.18	Forum Selection and Consent to Jurisdiction	69
15.19	Waiver of Jury Trial	69
15.2	Statutory Notice-Oral Commitments	69
15.21	Survival of Representation, Warranties and Agreements	70
15.22	Amendment and Restatement	70

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 1.1(b)	Subsidiaries Included in Loan Parties
SCHEDULE 1.1(c)	Tax Abatement Documents
SCHEDULE 9.6	Indirect Obligations
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.15	Insurance
SCHEDULE 9.16	Real Property
SCHEDULE 9.20	Labor Matters
SCHEDULE 9.22	Other Names
SCHEDULE 11.1	Existing Debt
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.11	Investment Policy
SCHEDULE 11.22	Exceptions from Indirect Obligations

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Assignment Agreement (Section 15.5.1)
EXHIBIT D	Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT E	Form of Notice of Conversion/Continuation (Section 2.2.3)
EXHIBIT F	Form of Notice of Prepayment (Section 6.2.1)

v

AMENDED AND RESTATED CREDIT AGREEMENT
THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 21, 2013 (this “Agreement”) is entered into among CENTENE CORPORATION (the “Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”) and BARCLAYS BANK PLC (in its individual capacity, “Barclays”), as administrative agent for the Lenders.
The Company, the lenders and issuing lenders party thereto, Barclays, as administrative agent, Barclays Capital and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as syndication agent, and Regions Bank, SunTrust Bank and U.S. Bank National Association, as documentation agents, entered into the Credit Agreement, dated as of January 31, 2011 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”).
The Lenders and the other parties hereto have agreed to amend and restate the Existing Credit Agreement upon the terms and conditions set forth herein.
In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1	DEFINITIONS.
1.1    Definitions. When used herein the following terms shall have the following meanings:
“Account or Accounts” is defined in the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of New York.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of the Capital Securities of any Person causing such Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person.
“Administrative Agent” means Barclays in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.
“Affected Loan” – see Section 8.3.
“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans.
“Agents” means each of Administrative Agent, the Syndication Agent, the Documentation Agent and solely for purposes of Section 14, the Joint Lead Arrangers.
“Agreement” – see the Preamble.
“Applicable Margin” means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect (calculated as of the last day of the quarter most recently ended, using EBITDA for the four quarter period then ended), it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (iii) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate” and (iv) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

Level	Total Debt to EBITDA Ratio	LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	L/C Fee Rate
I	Greater than or equal to 3.0:1	2.50%	1.50%	0.375%	2.50%
II	Greater than or equal to 2.5:1 but less than 3.0:1	2.25%	1.25%	0.375%	2.25%
III	Greater than or equal to 2.0:1 but less than 2.5:1	2.00%	1.00%	0.375%	2.00%
IV	Greater than or equal to 1.5:1 but less than 2.0:1	1.75%	0.75%	0.250%	1.75%
V	Less than 1.5:1	1.50%	0.50%	0.250%	1.50%

The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the earlier of the date the Company provides or is required to provide the annual and quarterly financial statements and other information pursuant to Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) until the first delivery after the Closing Date of the quarterly financial statements and other information required under Section 10.1.2 and the related Compliance Certificate pursuant to Section 10.1.3, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based on Level II above, (b) if the Company fails to deliver such financial statements and Compliance Certificate in accordance with the provisions of Sections 10.1.1, 10.1.2 and 10.1.3, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level I above beginning on the date the Company is notified in writing by Administrative Agent that such financial statements and Compliance Certificate were not delivered when required until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; and (c) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing. The Total Debt to EBITDA Ratio as used in the foregoing definition shall be calculated after giving effect to the Centene Plaza Subsidiary Exclusion.
“Applicable Reserve Requirement” means, at any time, for any LIBOR Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the FRB or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Loans. A LIBOR Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agents or to Lenders or the Issuing Lenders by means of electronic communications pursuant to Section 15.2.2.
“Assignee” – see Section 15.5.1.
“Assignment Agreement” – see Section 15.5.1.
“Assignment Effective Date” – see Section 15.5.1.
“Attorney Costs” means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, and all court costs and similar legal expenses.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Barclays” – see the Preamble.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Rate plus 0.5%, (b) the Prime Rate and (c) the LIBOR Rate that would be payable on such day for a LIBOR Loan with a one-month Interest Period plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, as the case may be.
“Base Rate Loan” means any Loan which bears interest at or by reference to the Base Rate.
“Base Rate Margin” – see the definition of Applicable Margin.
“BSA” – see Section 10.4.
“Business Day” means any day on which Barclays is open for commercial banking business in New York, New York and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.
“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, including expenditures in respect of Capital Leases, but excluding (a) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced and (b) the Centene Plaza Phase II Project.
“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a Trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

“Cash Collateralize” means to deliver cash collateral to Administrative Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to Administrative Agent and the applicable Issuing Lenders. Derivatives of such term have corresponding meanings.
“Centene Plaza Phase II Debt” means any Debt of the Company or any of its Subsidiaries used solely to finance the Centene Plaza Phase II Project and extensions, renewals and refinancings of such Debt.
“Centene Plaza Phase II Project” means the development and construction of an office building complex project by the Centene Plaza Phase II Subsidiary located on the block on which the Centene Plaza Project is located in Clayton, Missouri.
“Centene Plaza Phase II Subsidiary” means the Wholly-Owned Subsidiary that will be the initial developer of the Centene Plaza Phase II Project.
“Centene Plaza Project” means the development and construction of an office building complex project by the Centene Plaza Subsidiary to be used as the Company’s headquarters and located at the 7700 block of Forsyth Boulevard in Clayton, Missouri.
“Centene Plaza Subsidiary” means the Wholly-Owned Subsidiary named Centene Center LLC, a Delaware limited liability company.
“Centene Plaza Subsidiary Exclusion” means an accounting convention in which, for any financial reporting or calculation subject thereto, (i) the Debt of the Centene Plaza Subsidiary and the Centene Plaza Phase II Subsidiary shall be excluded, and the calculation shall be made net of the effect of such Debt, unless such Debt becomes fully recourse to any Loan Party or any of their assets, and (ii) the assets, liabilities, equity, income, expenses, cash flow, and other results of operations of each of the Centene Plaza Subsidiary and the Centene Plaza Phase II Subsidiary shall be excluded (unless such Debt becomes fully recourse to any Loan Party or any of their assets), as if each of the Centene Plaza Subsidiary and the Centene Plaza Phase II Subsidiary was unrelated to the Loan Parties and none of the Loan Parties held any Capital Securities of either the Centene Plaza Subsidiary or the Centene Plaza Phase II Subsidiary.
“Change of Control” means the occurrence of any of the following events: (a) the merger or consolidation of the Company with or into any other Person, or the merger or consolidation of any other Loan Party with or into any other Person which is not a Loan Party; or (b) any Person or Group (as defined by the SEC in Regulation 13-D) becomes the record or beneficial owner, directly or indirectly, of Capital Securities representing 33% or more of the voting power of the Company’s outstanding Capital Securities having the power to vote or acquires the power to elect a majority of the board of directors of the Company.
“Charitable Foundations” means The Centene Charitable Foundation, a Missouri nonprofit corporation, The Cenpatico Foundation, a Missouri nonprofit corporation, and The Centene Foundation for Quality Health Care, a Missouri nonprofit corporation.
“City Development Agreement” means that certain Amended and Restated Development Agreement for the Forsyth/Hanley Project Area dated as o f June 1, 2009, by and between the City of Clayton, Missouri and CMC and recorded at Book 18416 Page 65 of the St. Louis County Recorder of Deeds, which City Development Agreement, with respect to the Project, has been assigned to the Centene Plaza Subsidiary, as amended pursuant to that certain Assignment of Amended and Restated Development Agreement dated June 1, 2009 and recorded at Book 18416 Page 106 of the St. Louis County Recorder of Deeds.

“Closing Date” – see Section 12.1.
“CMC” means CMC Real Estate Company, LLC, a Missouri limited liability company.
“Code” in means the Internal Revenue Code of 1986.
“Commitment” means, as to any Lender, such Lender’s commitment to make Loans, issue or participate in Letters of Credit and make or participate in Swing Line Loans, under this Agreement. The initial amount of each Lender’s commitment to make Loans is set forth on Annex A and the aggregate amount of the Commitments as of the Closing Date is $500,000,000.
“Commitment Increase” – see Section 2.1.2.
“Company” – see the Preamble.
“Compliance Certificate” means a Compliance Certificate which shall be in substantially the form of Exhibit B.
“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.
“Consolidated Net Income” means net income attributed to the Company and its Subsidiaries for any period under GAAP.
“Controlled Group” means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Indirect Obligations of such Person, (i) all Debt of any partnership of which such Person is a general partner, and (j) any Capital Securities or other equity instrument, whether or not mandatory redeemable, that under GAAP is or should be characterized as debt and not equity, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.
“Default Rate” means an interest rate equal to 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans).

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Commitment within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) notified the Company, Administrative Agent or any Lender in writing, or has otherwise indicated through a public statement, that it does not intend to comply with its funding obligations generally under agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after receipt of a written request from Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Commitments, (d) otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that (i) Administrative Agent and the Company may declare (A) by joint notice to the Lenders that a Defaulting Lender is no longer a “Defaulting Lender” or (B) that a Lender is not a Defaulting Lender if in the case of both clauses (A) and (B) Administrative Agent and the Company each determines, in its sole respective discretion, that (x) the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply or (y) it is satisfied that such Lender will continue to perform its funding obligations hereunder and (ii) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of voting stock or any other equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.
“District” means the transportation development district formed in connection with the Centene Plaza Project, created under Sections 238.000 to 238.275 R.S.Mo, as amended, and maintained pursuant to the District Development Agreement and the City Development Agreement.
“District Development Agreement” means that certain Transportation Development Agreement dated as of June 1, 2009, as amended by that certain First Amendment to Transportation Development Agreement dated as of April 20, 2010, by and between the Centene Plaza Subsidiary and the District.
“Documentation Agents” means Citibank, N.A., Regions Bank, SunTrust Bank and U.S. Bank National Association.
“Dollar” and the sign “$” mean lawful money of the United States of America.
“Dormant Subsidiary” means any Subsidiary of the Company which (a) has no employees, (b) conducts no business operations, (c) has no income, (d) has no assets (other than its name and any associated goodwill) or liabilities, and (e) maintains no deposit accounts.
“EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period, non-cash charges associated with stock-based compensation expenses pursuant to the financial reporting guidance of the Financial Accounting Standards Board concerning stock-based compensation as in effect from time to time, and other extraordinary or non-recurring non-cash expenses (including any expenses as a result of any premium deficiency reserve related to any health plan operated by the Company or any Subsidiaries), minus, to the extent added in determining such Consolidated Net Income, any extraordinary or non-recurring non-cash income (including any income as a result of any premium deficiency reserve related to any health plan operated by the Company or any Subsidiaries).  EBITDA shall be determined on a pro forma basis after giving effect to (a) all Acquisitions made by the Company or any Subsidiary at any time during the applicable fiscal period, in each case as if such Acquisition had occurred at the beginning of such fiscal period and (b) any reduction in costs and related adjustments that were directly attributable to any Acquisition that occurred during such period (i) calculated on a basis that is consistent with Regulation S-X under the Securities Act of 1933 and (ii) such other adjustments which are reflective of actual or reasonably anticipated and factually supportable synergies and cost savings expected to be realized or achieved in the twelve months following such Acquisition; provided, however, that for purposes of calculating EBITDA for any period, any such adjustments made pursuant to this clause (ii) shall not increase EBITDA by more than 10% of EBITDA for such period as calculated before giving effect to any such adjustments.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, that neither any Loan Party nor any Affiliate thereof shall be an Eligible Assignee.
“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for any violation of, or liability arising under, any Environmental Law, including any release or threatened release of any Hazardous Substance.
“Environmental Laws” means all Laws relating to any matter arising out of or relating to public or workplace health and safety, pollution or protection of the environment or natural resources, including to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Event of Default” means any of the events described in Section 13.1.
“Excluded Taxes” means taxes based upon, or measured by, the Lender’s or Administrative Agent’s (or a branch of the Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Lender or Administrative Agent is organized, (b) in a jurisdiction which the Lender’s or Administrative Agent’s principal office is located, or (c) in a jurisdiction in which such Lender’s or Administrative Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located.
“Existing Credit Agreement” – see the Preamble.
“Existing Lenders” means the “Lenders” under and as defined in the Existing Credit Agreement.
“Existing Revolving Commitments” means the “Commitments” under and as defined in the Existing Credit Agreement.
“Existing Revolving Loans” the “Revolving Loans” under and as defined in the Existing Credit Agreement.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.
“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.
“Fiscal Year” means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2003” or “2003 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.
“Fixed Charge Coverage Ratio” means, for any Computation Period, the ratio of (a) the total for such period of EBITDA minus the sum of income taxes paid in cash by the Loan Parties, all non‑financed Capital Expenditures, and cash dividends paid by the Company to (b) the sum for such period of (i) cash Interest Expense plus (ii) required payments of principal of Funded Debt (excluding the Revolving Loans and the payment of the Senior Notes at maturity).
“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.
“Funded Debt” means all Debt of the Company and its Subsidiaries, determined on a consolidated basis, that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).
“GAAP” means United States generally accepted accounting principles which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the federal government of the United States; the government of any foreign country that is recognized by the United States or is a member of the United Nations; any state of the United States; any local government or municipality within the territory or under the jurisdiction of any of the foregoing; any department, agency, division, or instrumentality of any of the foregoing; and any court, arbitrator, or board of arbitrators whose orders or judgments are enforceable by or within the territory of any of the foregoing.
“Group” – see Section 2.2.1.
“Hazardous Substances” means (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of, which is prohibited, limited or regulated by any Governmental Authority or could give rise to liability, or for which any duty or standard of care is imposed, pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, foreign exchange contract, futures contract, option contract, synthetic cap and any other agreement or arrangement, each of which is designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability (other than an accounting liability which is offset by a corresponding asset pursuant to shortcut method hedge accounting) of such Person under any Hedging Agreement.
“Increased Amount Date” – see Section 2.1.2.
“Incremental Commitments” – see Section 2.1.2.
“Incremental Lender” means any Lender or other financial institution with an Incremental Commitment.
“Incremental Term Loan” – see Section 2.1.2.
“Incremental Term Loan Amendment” – see Section 2.1.2.
“Incremental Revolving Loan” – see Section 2.1.2.
“Indemnified Liabilities” – see Section 15.16.
“Indirect Obligation” means, with respect to any Person, each obligation and liability of such Person, and all such obligations and liabilities of such Person, incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Indirect Obligation shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.
“Interest Expense” means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months or, if consented to by each Lender, twelve months, thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:
(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
(b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c) the Company may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date.
“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Indirect Obligation in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.
“Issuing Lender” means Barclays (solely with respect to standby Letters of Credit), Wells Fargo Bank, National Association, SunTrust Bank and any other Lender from time to time designated by the Company as an Issuing Lender with the consent of such Lender, in its sole discretion, and Administrative Agent (such consent not to be unreasonably withheld or delayed), in each case in its capacity as an issuer of Letters of Credit hereunder, and their successors and assigns in such capacity.
“Joint Bookrunner” means Barclays, Wells Fargo Securities, LLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners.
“Joint Lead Arranger” means Barclays, Wells Fargo Securities, LLC and SunTrust Robinson Humphrey, Inc., as joint lead arrangers.
“Kentucky Contract Litigation” means any claim, dispute, proceeding, hearing, suit or litigation concerning, relating to or arising out of the Company’s Medicaid managed care contract with the Commonwealth of Kentucky or the termination thereof.
“Latest Maturity Date” means, at any time, the later of (i) the fifth anniversary of the Closing Date and (ii) the latest maturity date of any of any tranche of Incremental Term Loans outstanding at such time.
“Law” means any statute, rule, regulation, order, permit, license, judgment, award or decree of any Governmental Authority.
“L/C Application” means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the applicable Issuing Lender at the time of such request for the type of letter of credit requested.
“L/C Fee Rate” – see the definition of Applicable Margin.
“Lender” – see the Preamble. References to the “Lenders” shall include each Issuing Lender and the Swing Line Lender; for purposes of clarification only, to the extent that Barclays (or any successor Issuing Lender or successor Swing Line Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender or Swing Line Lender, as the case may be, its status as such will be specifically referenced.
“Lender Party” – see Section 15.16.

“Letter of Credit” means Letters of Credit issued by one or more Issuing Lenders pursuant to Section 2.1.3 but excluding any Outside Letters of Credit.
“Letter of Credit Commitment” means the obligation of an Issuing Lender to issue, and of the Lenders having a Commitment to participate in, Letters of Credit hereunder.
“Letter of Credit Sublimit” means, with respect to each Issuing Lender (a) the amount set forth opposite such Issuing Lender’s name below:

Issuing Lender	Letter of Credit Sublimit
Wells Fargo Bank, National Association	$40,000,000
Barclays	$40,000,000
SunTrust Bank	$40,000,000

or (b) in the case of any other Issuing Lender, such amount as may be agreed among such Issuing Lender, the Company and Administrative Agent.
“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by any Issuing Lender and not theretofore reimbursed by or on behalf of the Company.
“LIBOR Loan” means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.
“LIBOR Margin” – see the definition of Applicable Margin.
“LIBOR Office” means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.
“LIBOR Rate” means a rate of interest equal to the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1.00%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by Administrative Agent to be the offered rate appearing on Reuters Screen LIBOR01 Page with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of the relevant Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by Administrative Agent to be the offered rate on any successor or substitute page of such service or any successor to or substitute for such service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in London or other applicable interbank market, for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of the relevant Interest Period, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the offered quotation rate to first class banks in the London interbank market by Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of the relevant Interest Period, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the L/C Applications, any Incremental Term Loan Amendments, the Subordination Agreements, and all documents, instruments and agreements delivered in connection with the foregoing from time to time.
“Loan Party” means the Company and each of its Subsidiaries (direct or indirect, whether now existing or hereafter created) separately, excluding any Dormant Subsidiary so long as it qualifies as a Dormant Subsidiary hereunder, and excluding the Centene Plaza Subsidiary and the Centene Plaza Phase II Subsidiary, but specifically including those listed on Schedule 1.1(b); provided that (a) the Centene Plaza Subsidiary may become a Loan Party after the repayment in full of the NML Loan and (b) the Centene Plaza Phase II Subsidiary may become a Loan Party after the repayment in full of the Centene Plaza Phase II Debt. The Company agrees that any Subsidiary which is a Dormant Subsidiary will automatically become a Loan Party hereunder without any further action if at any time such Subsidiary ceases to be a Dormant Subsidiary.
“Loan” or “Loans” means Revolving Loan or Revolving Loans and Swing Line Loan or Swing Line Loans.
“Margin Stock” means any “margin stock” as defined in Regulation U.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.
“Material Law” means any separately enforceable provision of a Law whose violation by a Person would have a Material Adverse Effect on such Person.
“Material License” means (i) as to any Person, any license, permit, authorization or consent from a Governmental Authority or other Person and any registration, notice or filing with a Governmental Authority or other Person which if not obtained, held or made would have a Material Adverse Effect, and (ii) as to any Person who is a party to this Agreement or any of the other Loan Documents, any license, permit, authorization or consent from a Governmental Authority or other Person and any registration, notice or filing with a Governmental Authority or other Person that is necessary for the execution or performance by such party, or the validity or enforceability against such party, of this Agreement or such other Loan Document.
“Moody’s” means Moody’s Investor Services, Inc.
“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any other member of the Controlled Group may have any liability or obligation to contribute.

“Net Worth” means the difference of (a) the sum of all assets, minus (b) the sum of all liabilities, in each case as presented in the balance sheet in the Company’s most recent consolidated financial statements delivered to Administrative Agent and each of the Lenders as required hereunder (including as liabilities all reserves required under GAAP for contingencies and other potential liabilities).
“NML Loan” means (a) a certain loan in the original principal amount of $80,000,000 from The Northwestern Mutual Life Insurance Company to the Centene Plaza Subsidiary secured by various collateral, including but not limited to the interest of the Centene Plaza Subsidiary in the Centene Plaza Project and (b) any Debt incurred by the Centene Plaza Subsidiary to refinance such loan; provided that the principal amount of such Debt does not exceed the amount of such Debt being refinanced.
“Non-Regulated Loan Party” means any Loan Party which is not licensed to operate as a health maintenance organization, or otherwise regulated by a state health, insurance or human services agency.
“Non-U.S. Participant” – see Section 7.6(d).
“Non-Use Fee Rate” – see the definition of Applicable Margin.
“Note” means a promissory note substantially in the form of Exhibit A.
“Notice of Borrowing” – see Section 2.2.2.
“Notice of Conversion/Continuation” – see Section 2.2.3.
“Obligations” means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become clue.
“OFAC” – has the meaning assigned to such term in Section 9.33.
“Other Bank Loan” means that certain loan evidenced by a Promissory Note in the principal amount of $10,000,000 between CMC and Midwest Bank Centre dated as of September 30, 2009.
“Outside Letter of Credit” means any secured or unsecured letter of credit issued by any institution (including any Lender) which is not subject to the L/C Fee Rate or any limitations or terms of this Agreement other than the Outside Letter of Credit Limitation.
“Outside Letter of Credit Limitation” means $150,000,000.
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Participant” – see Section 15.5.2.
“Participant Register” – see Section 15.5.2.
“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association or governmental authority, or any other entity, whether acting in an individual, fiduciary or other capacity.
“Phase II Property” means the land and improvements with current addresses of 18 S. Hanley, 7711 Carondelet and 7733 Carondelet in the City of Clayton, Missouri.
“Platform” means IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform.
“Prime Rate” means, for any day, the rate of interest publicly announced from time to time by Administrative Agent as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in such Prime Rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
“Principal Office” means for each of Administrative Agent, the Swing Line Lender and each Issuing Lender, such Person’s “Principal Office” as set forth on Annex B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Company, Administrative Agent and each Lender.
“Pro Rata Share” means:
(a) with respect to a Lender’s obligation to make Revolving Loans, participate in Letters of Credit, participate in Swing Line Loans, reimburse the applicable Issuing Lender, reimburse the Swing Line Lender and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate Commitment of all Lenders and (y) from and after the time the Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings by (ii) the aggregate unpaid principal amount of all Revolving Outstandings;
(b) with respect to a Lender’s obligation to make Term Loans, if at any time applicable, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Term Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the aggregate Term Loan Commitments of all Lenders and (y) from and after the time the Term Loan Commitments have been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Term Loans by (ii) the aggregate unpaid principal amount of all Term Loans; and
(c) with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Commitment and Term Loan Commitment by (ii) the aggregate amount of Commitments and Term Loan Commitments of all Lenders; provided that in the event the Commitments or Term Loan Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the sum of the principal amount of such Lender’s Revolving Outstandings and the principal amount of such Lender’s Term Loans by (B) the principal amount of all outstanding Revolving Outstandings and Term Loans.
“Real Estate Debt” means (a) any debt or obligations of the Company or any of its Subsidiaries in whole or in part secured by interests in real property, including, but not limited to, the NML Loan and the Other Bank Loan and extensions, renewals and refinancings of such Debt and (b) Indirect Obligations of the Company with respect to the Debt of the Centene Plaza Subsidiary or the Centene Plaza Phase II Subsidiary and extensions, renewals and refinancings of such Debt of the Centene Plaza Subsidiary or the Centene Plaza Phase II Subsidiary; provided that such Debt of the Centene Plaza Subsidiary or the Centene Plaza Phase II Subsidiary (with respect to which the Company has Indirect Obligations) is used solely to finance the Centene Plaza Project or the Centene Plaza Phase II Project.

“Real Estate Debt Documents” means the documents evidencing and securing Real Estate Debt.
“Refunded Swing Line Loans” – see Section 2.4(d).
“Register” – see Section 15.6.
“Regulation D” means Regulation D of the FRB.
“Regulation T” means Regulation T of the FRB.
“Regulation U” means Regulation U of the FRB.
“Regulation X” means Regulation X of the FRB.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Replacement Lender” – see Section 8.7(b).
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.
“Required Lenders” means, at any time, Lenders who have Pro Rata Shares which exceed 50% as determined pursuant to clause (c) of the definition of “Pro Rata Share”. For purposes of this definition, Required Lenders shall be determined by excluding all Loans and Commitments held or beneficially owned by a Defaulting Lender.
“Revolving Loan” – see Section 2.1.1.
“Revolving Loan Availability” means the Commitment.
“Revolving Outstandings” means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit, plus (c) the aggregate outstanding amount of all Swing Line Loans.
“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
“SEC” means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.
“Senior Notes” means 5.75% Senior Notes of the Company due 2017 issued under the Senior Notes Indenture.

“Senior Notes Indenture” means that certain Indenture, dated May 27, 2011 entered into by the Company in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Company in connection therewith.
“Senior Officer” means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer, the treasurer or the general counsel of such Loan Party.
“Solvent” means, with respect to any Loan Party, that as of the date of determination, both (i) (a) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; (b) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Stated Amount” means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.
“Subordinated Debt” means any Debt of any Loan Party that is by its terms subordinated in right of payment to any of the Obligations.
“Subordinated Debt Documents” means all documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof approved by Administrative Agent.
“Subordination Agreements” means any subordination agreements executed by a holder of Subordinated Debt in favor of Administrative Agent and the Lenders from time to time after the Closing Date in form and substance and on terms and conditions satisfactory to Administrative Agent.
“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity; provided, however, that the Charitable Foundations shall not be deemed to be Subsidiaries of the Company. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.
“Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans and of each Lender having a Commitment to participate in Swing Line Loans hereunder.
“Swing Line Lender” means Barclays in its capacity as the Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.
“Swing Line Loan” means a Loan made by the Swing Line Lender to the Company pursuant to Section 2.4.
“Swing Line Sublimit” means the lesser of (i) $50,000,000 and (ii) the aggregate unused amount of Commitments then in effect.

“Syndication Agent” means Wells Fargo Bank, National Association, as syndication agent.
“Tax Abatement Documents” means those agreements listed on Schedule 1.1(c).
“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.
“Term Loan” has the meaning assigned to such term in Section 2.1.2.
“Term Loan Commitment” – see Section 2.1.2.
“Termination Date” means the earlier to occur of (a) the date that is 90 days prior to the maturity of the Senior Notes unless (i) on or prior to such date the Senior Notes have been refinanced or amended to extend the maturity date to a date that is at least 90 days after the fifth anniversary of the Closing Date or (ii) on such date (A) the Total Debt to EBITDA Ratio (as reflected in the Compliance Certificate delivered by the Company for the Computation Period immediately preceding such date giving pro forma effect to any Debt incurred after the end of such Computation Period) is not greater than 2.75 to 1.0 and (B) the Company has Unrestricted Cash on deposit in excess of $100,000,000, in each case as certified to the Administrative Agent in a certificate from a Senior Officer of the Company, in which case the “Termination Date” will be June 1, 2018 and (b) such other date on which the Commitments terminate pursuant to Section 6 or Section 13.
“Termination Event” means, with respect to a Pension Plan that is subject to Title IV of ERISA or a Multiemployer Plan, as applicable, (a) a Reportable Event, (b) the withdrawal of the Company or any other member of the Controlled Group from such Pension Plan during a plan year in which the Company or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan, (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan, (f) such Pension Plan is in “at risk” status within the meaning of Section 430(i) of the Code, or such Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code, or (g) a complete or partial withdrawal from a Multiemployer Plan.
“Total Debt” means all Debt of the Company and its Subsidiaries, determined on a consolidated basis, excluding (a) contingent obligations in respect of Indirect Obligations (except to the extent constituting Indirect Obligations in respect of Debt of a Person other than any Loan Party), (b) Hedging Obligations, (c) Debt of the Company to Loan Parties and Debt of Loan Parties to the Company or to other Loan Parties and (d) contingent obligations in respect of undrawn letters of credit.
“Total Debt to EBITDA Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day to (b) EBITDA for the Computation Period ending on such day.
“Total Plan Liability” means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.
“type” – see Section 2.2.1.
“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.
“Unrestricted Cash” means the aggregate amount of unrestricted cash and cash equivalents of the Loans Parties as determined in accordance with GAAP, which amounts for the avoidance of doubt shall exclude items classified as investments in accordance with GAAP.
“Withholding Certificate” – see Section 7.6(d).
“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.
1.2    Other Interpretive Provisions.
1.2.1    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
1.2.2    Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.
1.2.3    The term “including” is not limiting and means “including without limitation.”
1.2.4    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”
1.2.5    Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.
1.2.6    This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the sane or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.
1.2.7    This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against Administrative Agent or the Lenders merely because of Administrative Agent’s or Lenders’ involvement in their preparation.

SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.
2.1    Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit and to issue or participate in swing line loans for the account of, the Company as follows:

2.1.1    Commitment. Each Lender with a Commitment severally agrees to make loans in Dollars on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in an amount equal to such Lender’s Pro Rata Share of such aggregate amounts as the Company may request from all Lenders; provided that the Revolving Outstandings will not at any time exceed Revolving Loan Availability.
2.1.2    Increase in Commitment.
(a)    The Company may, at its option any time before the Termination Date, seek to (i) increase the Commitment (any such increase, a “Commitment Increase”) or (ii) establish one or more new term loan commitments (“Term Loan Commitments” and, together with any Commitment Increase, the “Incremental Commitments”) of an existing tranche of term loans or a separate tranche of new term loans (any such term loans, the “Incremental Term Loans”) upon written notice to Administrative Agent; provided that the aggregate principal amount of all Incremental Commitments shall not exceed $100,000,000.
(b)    Any such notice delivered to Administrative Agent in connection with a Commitment Increase shall be delivered at a time when no Unmatured Event of Default or Event of Default has occurred and is continuing and shall specify (i) the amount of such Commitment Increase (which shall not be less than $10,000,000) sought by the Company, (ii) the date (each, an “Increased Amount Date”) on which the Company proposes that such Commitment Increase shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent and (iii) the identity of each Incremental Lender to whom the Company proposes any portion of such Commitment Increase be allocated and the amounts of such allocations. Administrative Agent, subject to the consent of the Company, which shall not be unreasonably withheld, may allocate the Commitment Increase (which may be declined by any Lender (including in its sole discretion)) on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other banks or entities reasonably acceptable to each of Administrative Agent, each Issuing Lender, the Swing Line Lender and the Company which have expressed a desire to accept the increase in Commitment. Administrative Agent will then notify each existing Lender and Incremental Lender of such revised allocations of the Commitment, including the desired increase. No Commitment Increase shall become effective until each of the Incremental Lenders extending such Commitment Increase and the Company shall have delivered to Administrative Agent a document in form reasonably satisfactory to Administrative Agent pursuant to which any such Incremental Lender states the amount of its Commitment Increase and agrees to assume and accept the obligations and rights of a Lender hereunder, and the Company accepts such new Commitments.
(c)    Any such notice delivered to Administrative Agent in connection with Term Loan Commitments shall be delivered at a time when no Unmatured Event of Default or Event of Default has occurred and is continuing and shall specify (i) the amount of such Term Loan Commitments (which shall not be less than $25,000,000) sought by the Company, (ii) the Increased Amount Date, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent and (iii) the identity of each Incremental Lender. Each Incremental Lender, if not already a Lender hereunder, shall be reasonably acceptable to Administrative Agent and no Lender shall be required to participate in any Incremental Term Loans. On or after such Increased Amount Date, the Company, Administrative Agent and one or more Incremental Lenders may, and without the consent of any other Lender, amend this Agreement pursuant to an amendment agreement (an “Incremental Term Loan Amendment”) setting forth, to the extent applicable, the following terms of such Incremental Term Loans: (A) whether such Incremental Term Loans will be part of an existing tranche of Incremental Term Loans or part of a new and separate tranche, (B) the maturity or termination date applicable to the Incremental Term Loans or Term Loan Commitments of such tranche, (C) any amortization applicable to the Incremental Term Loans of such tranche, (D) the interest rate or rates applicable to the Incremental Term Loans of such tranche, (E) the fees applicable to the Incremental Term Loans or Term Loan Commitments of such tranche, (F) any original issue discount applicable to Incremental Term Loans or Term Loan Commitments of such tranche, (G) the initial Interest Period or Interest Periods applicable to Incremental Term Loans or Term Loan Commitments of such tranche and (H) any voluntary or mandatory prepayment requirements or Term Loan Commitment reductions applicable to Incremental Term Loans or Term Loan Commitments of such tranche and any restrictions on the voluntary or mandatory prepayment or reduction of Incremental Term Loans or Term Loan Commitments of tranches established after such tranche (it being understood that any such mandatory prepayments may be applied to Term Loans prior to being applied to any Revolving Loans), and implementing such additional amendments to this Agreement as shall be appropriate to give effect to the foregoing terms and to provide the rights and benefits of this Agreement and other Loan Documents to the Incremental Term Loans of such tranche, and such amendment will be effective to amend this Agreement and the other Loan Documents on the terms set forth therein without the consent of any other Lender, any Issuing Bank or the Swingline Lender. Except as contemplated by the preceding sentence, the terms of any Incremental Term Loans established under this Section shall be the same as those of the Incremental Term Loans existing at the time such new Incremental Term Loans were made. Notwithstanding the foregoing, (1) except as provided in clauses (A) through (H) above, no Incremental Term Loan Amendment shall alter the rights of any Lender (other than the Incremental Lenders) in a manner that would not be permitted under Section 15.1 without the consent of such Lender unless such consent shall have been obtained, (2) no Incremental Term Loans shall (A) have a maturity date earlier than the Latest Maturity Date without the prior written consent of Lenders holding a majority of the principal amount of the Commitments or the Incremental Term Loans of any tranche maturing prior to such date, (B) have scheduled amortization of more than 5% of the original principal amount of such Incremental Term Loan per annum or (C) have mandatory prepayment terms other than customary mandatory prepayments from proceeds of assets sales and casualty events (with customary reinvestment rights), the incurrence of Debt not otherwise permitted hereunder and annual excess cash flow, and (3) if the initial yield on any new tranche of Incremental Term Loans (which shall be determined by Administrative Agent and shall include the applicable interest rate and any original issue discount or upfront fees (but exclusive of any arrangement, structuring or other fees payable to any arrangers in connection therewith that are not shared with all Incremental Lenders providing such Incremental Term Loans), with any original issue discount being equated to interest based on an assumed four-year life to maturity) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to in each case as the “Yield Differential”), the interest rate then in effect for any existing tranche of Incremental Term Loans, then the applicable interest rate in effect for such existing tranche of Incremental Term Loans shall automatically be increased by the applicable Yield Differential, effective upon the making of such new Incremental Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Amendment.
(d)    Notwithstanding the foregoing, no Incremental Commitments or Incremental Term Loans shall be made or established, and no Incremental Term Loan Amendment shall become effective, unless (i) no Unmatured Event of Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Commitments or Incremental Term Loans; (ii) all other fees and expenses owing in respect of such increase to Administrative Agent and the Lenders will have been paid; (iii) the Company shall be in pro forma compliance with each of the covenants set forth in Section 11.12.2 as of the last day of the most recently ended Fiscal Quarter after giving effect to such Commitment Increase or Incremental Term Loans and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneous with the borrowing of such Incremental Commitments or Incremental Term Loans, as the case may be, and provided that for purposes of calculating the Total Debt to EBITDA Ratio, any Commitment Increases that are drawn substantially simultaneous with the effectiveness of such Commitment Increase shall be given pro forma effect; and (iv) the Company shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.

(e)    Upon the making of any Incremental Term Loan or the effectiveness of any Incremental Commitment of any Incremental Lender that is not already a Lender pursuant to this Section, such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Loans of the applicable facility or tranche) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of the applicable facility or tranche) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of the applicable facility or tranche) hereunder. After giving effect to any Commitment Increase, all Loans and all such other credit exposure shall be held ratably by the Lenders in proportion to their respective Commitments, as revised to reflect the increase in the Commitment. The terms of any such Commitment Increase and the extensions of credit made pursuant thereto shall be identical to those of the other Commitments and the extensions of credit made pursuant thereto. Each Commitment Increase shall be deemed for all purposes a Commitment and each Loan made thereunder (an “Incremental Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan. Administrative Agent may elect or decline to arrange the increase in Commitment sought by the Company but is under no obligation to arrange or consummate any such increase. The Company will cooperate with Administrative Agent in such efforts.
2.1.3    L/C Commitment. Subject to Section 2.3.1, each Issuing Lender agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the applicable Issuing Lender (each a “Letter of Credit”), at the request of and for the account of the Company from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $100,000,000, (b) the aggregate Stated Amount of all Letters of Credit outstanding with respect to any Issuing Lender shall not exceed such Issuing Lender’s Letter of Credit Sublimit, (c) the Revolving Outstandings shall not at any time exceed Revolving Loan Availability, (d) each Letter of Credit shall be denominated in Dollars, (e) the stated amount of each Letter of Credit shall not be less than $1,000,000 or a higher integral multiple of $100,000 or such lesser amount as is acceptable to the applicable Issuing Lender, and (f) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) five (5) Business Days prior to the Termination Date and (2) the date which is one (1) year from the date of issuance of such Letter of Credit; provided any Letter of Credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (1) above unless such Letter of Credit is Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender, it being understood that if an Issuing Lender issues a Letter of Credit that extends beyond the date referred to in clause (1) above, each Lender’s participation in such Letter of Credit will end on the Termination Date). In the event there is a Defaulting Lender, no Issuing Lender shall be required to issue, renew or extend any Letter of Credit to the extent (x) the Defaulting Lender’s Pro Rata Share of Letter of Credit Commitment may not be reallocated pursuant to Section 2.6(a) or (y) such Issuing Lender has not otherwise entered into arrangements satisfactory to it and the Company to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage. Notwithstanding the foregoing, the Company and its Subsidiaries may obtain Outside Letters of Credit provided the aggregate outstanding amount of such Outside Letters of Credit does not exceed the Outside Letter of Credit Limitation.
2.1.4    Swing Line Loan Commitments. Subject to the terms and conditions hereof the Swing Line Lender may, from time to time in its discretion, agree to make Swing Line Loans to the Company in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Revolving Outstandings exceed the Revolving Loan Availability then in effect; provided, further, that the Swing Line Lender shall not be obligated to make any Swing Line Loans (a) after the occurrence and during the continuation of an Unmatured Event of Default or Event of Default, (b) if it does not in good faith believe that all conditions under Section 12.2 to the making of such Swing Line Loan have been satisfied or waived by the Required Lenders or (c) if any of the Lenders is a Defaulting Lender but, in the case of this clause (c) only to the extent that (i) the Defaulting Lender’s participation in such Swing Line Loan may not be reallocated pursuant to Section 2.6(ii)(a) and other arrangements satisfactory to it and the Company to eliminate such Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan (including Cash Collateralization by the Company of such Defaulting Lender’s pro rata share of the outstanding Swing Line Loans) have not been entered into. Amounts borrowed pursuant to this Section 2.1.4 may be repaid and reborrowed until the Termination Date. The Swing Line Lender’s Commitment shall expire on the Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Commitments shall be paid in full no later than such date.

2.2    Revolving Loan Procedures
2.2.1    Various Types of Revolving Loans. Each Revolving Loan may be divided into tranches which are either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than five different Groups of LIBOR Loans may be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Loans. Notwithstanding anything herein to the contrary, Swing Line Loans shall be Base Rate Loans.
2.2.2    Borrowing Procedures. The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit D to Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 12:00 P.M., New York City time, one (1) Business Day prior to the proposed date of the making of a Loan, and (b) in the case of a LIBOR borrowing, 12:00 P.M., New York City time, at least three (3) Business Days prior to such proposed date. Each such notice shall be effective upon receipt by Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, Administrative Agent shall advise each Lender thereof. Not later than 12:00 P.M., New York City time, on the proposed date of the making of a Loan, each Lender shall provide Administrative Agent at the Principal Office specified by Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as Administrative Agent has not received written notice that the conditions precedent set forth in Section 12 with respect to such borrowing have not been satisfied, Administrative Agent shall pay over the funds received by Administrative Agent to the Company on such requested date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of $100,000, and each LIBOR borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $100,000.
2.2.3    Conversion and Continuation Procedures.
(a)    Subject to Section 2.2.1, the Company may, upon irrevocable written notice to Administrative Agent in accordance with clause (b) below:
(A)    elect, as of any Business Day, to convert any Revolving Loans (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $100,000) into Loans of the other type; provided that a LIBOR Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Loan unless the Company shall pay all amounts due hereunder in connection with any such conversion; or

(B)    elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $100,000) for a new Interest Period;
provided that no Unmatured Event of Default or Event of Default shall have occurred and then be continuing.
(b)    The Company shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit E to Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 12:00 P.M., New York City time, three (3) Business Day prior to the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 12:00 P.M., New York City time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:
(A)    the proposed date of conversion or continuation;
(B)    the aggregate amount of Loans to be converted or continued;
(C)    the type of Revolving Loans resulting from the proposed conversion or continuation; and
(D)    in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.
(c)    If upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.
(d)    Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.
(e)    Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.
2.3    Letter of Credit Procedures
2.3.1    Notice of Issuance. The Company shall give notice to Administrative Agent and the applicable Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three (3) Business Days (or such lesser number of days as Administrative Agent and the applicable Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to Administrative Agent and the applicable Issuing Lender, together with such other documentation as Administrative Agent or the applicable Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall be in accordance with Section 2.1.3) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of the applicable Issuing Lender shall be the sole responsibility of such Issuing Lender. So long as the applicable Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, such Issuing Lender shall issue such Letter of Credit on the requested issuance date. Each Issuing Lender shall promptly advise Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder.

2.3.2    Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the applicable Issuing Lender shall be deemed to have sold and transferred to each Lender with a Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto. If the Company does not pay any reimbursement obligation when due, the Company shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations. Administrative Agent shall promptly notify such Lenders of such deemed request and, subject to satisfaction or waiver of the conditions satisfied in Section 12.2, such Lender shall make available to Administrative Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by Administrative Agent to the applicable Issuing Lender for the account of the Company in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the applicable Issuing Lender’s “participation” therein. Each Issuing Lender hereby agrees, upon request of Administrative Agent or any Lender, to deliver to Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by such Issuing Lender, together with such information related thereto as Administrative Agent or such Lender may reasonably request.
2.3.3    Reimbursement Obligations. The Company hereby unconditionally and irrevocably agrees to reimburse each Issuing Lender for each payment or disbursement made by such Issuing Lender under any Letter of Credit issued by such Issuing Lender honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that such Issuing Lender is reimbursed by the Company for such amount, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third (3rd) Business Day after receipt of notice from such Issuing Lender of such payment or disbursement, 2%. The applicable Issuing Lender shall notify the Company and Administrative Agent whenever any demand for payment is made under any Letter of Credit issued by such Issuing Lender by the beneficiary thereunder; provided that the failure of such Issuing Lender to so notify the Company or Administrative Agent shall not affect the rights of such Issuing Lender or the Lenders in any manner whatsoever.
The Company’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (ii) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Administrative Agent, an Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (iii) the validity, sufficiency or genuineness of any document which an Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Without limiting the foregoing, no action or omission whatsoever by Administrative Agent or any Lender (excluding any Lender in its capacity as an Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of Administrative Agent or any Lender to the Company, or relieve the Company of any of its obligations hereunder to any such Person.

2.3.4    Funding by Lenders to Issuing Lender. If an Issuing Lender makes any payment or disbursement under any Letter of Credit issued by such Issuing Lender and (a) the Company has not reimbursed such Issuing Lender in full for such payment or disbursement on the date immediately following the date of such payment or disbursement, (b) a Revolving Loan may not be made in accordance with Section 2.3.2, or (c) any reimbursement received by an Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender with a Commitment shall be obligated to pay to Administrative Agent for the account of such Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from such Issuing Lender, Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to Administrative Agent in immediately available funds for such Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to Administrative Agent by 2:00 P.M., New York City time, on the Business Day on which such Lender receives notice from Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, New York City time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to Administrative Agent for an Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to Administrative Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.
2.3.5    Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.
2.3.6    Certain Conditions. Except as otherwise provided in Section 2.3.4 of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and no Issuing Lender shall have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.
2.3.7    Indemnification. Without duplication of any obligation of the Company under Section 15.16 or 15.17, in addition to amounts payable as provided herein, the Company hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable legal counsel fees, expenses and disbursements of counsel) which an Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by an Issuing Lender, other than as a result of (1) the gross negligence or willful misconduct of such Issuing Lender or (2) the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of an Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction.

2.3.8    Responsibility of Issuing Lenders With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, each Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Company and each Issuing Lender, the Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Lender shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (iv) errors in interpretation of technical terms; (v) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vi) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (vii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority; none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, no action taken or omitted by an Issuing Lender under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall give rise to any liability on the part of such Issuing Lender to the Company. Notwithstanding anything to the contrary contained in this Section 2.3.8, the Company shall retain any and all rights it may have against an Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
2.4    Swing Line Loans.
(a)    Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
(b)    Whenever the Company desires that the Swing Line Lender make a Swing Line Loan, the Company shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 p.m. (New York City time) on the proposed date of the making of such Swing Line Loan.
(c)    The Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 P.M., New York City time, on the applicable date of the making of such Swing Line Loan by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to the Company on the applicable date of the making of such Swing Line Loan by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from the Swing Line Lender to be credited to the account of the Company at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by the Company.

(d)    With respect to any Swing Line Loans which have not been voluntarily prepaid by the Company pursuant to Section 6.2.1 or repaid by the Company pursuant to Section 6.4(b), the Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to the Company), no later than 11:00 a.m., New York City time, at least one (1) Business Day in advance of the proposed date of the making of such Swing Line Loan, a notice (which shall be deemed to be a Notice of Borrowing given by the Company) requesting that each Lender holding a Commitment make Revolving Loans that are Base Rate Loans to the Company on such date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered by Administrative Agent to the Swing Line Lender (and not to the Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Company, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Company. The Company hereby authorizes Administrative Agent and the Swing Line Lender to charge the Company’s accounts with Administrative Agent and the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Company from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 7.5.
(e)    If for any reason Revolving Loans are not made hereunder in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third (3rd) Business Day after demand for payment thereof by the Swing Line Lender, each Lender holding a Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one (1) Business Day’s notice from the Swing Line Lender, each Lender holding a Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swing Line Lender. In order to evidence such participation each Lender holding a Commitment agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to the Swing Line Lender. In the event any Lender holding a Commitment fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.
(f)    Notwithstanding anything contained herein to the contrary, each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set‑off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of an Unmatured Event of Default or Event of Default; (C) (i) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole, (ii) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, that such obligations of each Lender are subject to the condition that the Swing Line Lender had not received prior notice from the Company or the Required Lenders that any of the conditions under Section 12.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made

2.5    Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable date of the making of a Loan or the issuing or renewal of a Letter of Credit that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Company a corresponding amount on such date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the Company and the Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5 shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Company may have against any Lender as a result of any default by such Lender hereunder.
2.6    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Swing Line Commitment or Letter of Credit Commitment exists at the time a Lender having a Commitment becomes a Defaulting Lender (such Lender, a “Defaulting Revolving Lender”) then:
(a)    all or any part of such Swing Line Commitment and Letter of Credit Commitment shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Pro Rata Share of such Swing Line Commitment and/or Letter of Credit Commitment but only to the extent (i) the sum of the non-Defaulting Revolving Lenders’ Pro Rata Shares of the sum, as at any date of determination, of (x) the aggregate principal amount of all Revolving Loans (other than Revolving Loans made for the purpose of reimbursing an Issuing Lender for any amount drawn under any Letter of Credit, but not yet so applied), (x) the aggregate principal amount of all outstanding Swing Line Loans and (z) the Letter of Credit Usage, plus such Defaulting Revolving Lender’s Pro Rata Share of Revolving Exposure do not exceed the total of all non-Defaulting Revolving Lenders’ Commitments and (ii) the conditions set forth in Section 12.2 are satisfied at such time; provided that the aggregate obligation of each non-Defaulting Revolving Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (A) the Commitment of that non-Defaulting Lender minus (B) the sum of the aggregate outstanding principal amount of the Revolving Loans of such non-Defaulting Lender plus such non-Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans and Letter of Credit Usage;
(b)    if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Company shall (i) first, within one (1) Business Day following notice by Administrative Agent, prepay any outstanding Swing Line Loans to the extent the Swing Line Commitments related thereto have not been reallocated pursuant to clause (a) above and (ii) second, within five (5) Business Days following notice by Administrative Agent, Cash Collateralize such Defaulting Lender’s Pro Rata Share of the Letter of Credit Commitment (after giving effect to any partial reallocation pursuant to clause (a) above) for so long as such Letter of Credit Commitment is outstanding; and

(c)    if the Letter of Credit Commitment of the non-Defaulting Revolving Lenders is reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 5 shall be adjusted in accordance with such non-Defaulting Revolving Lenders’ Pro Rata Shares.

SECTION 3	EVIDENCING OF LOANS.
3.1    Notes. If so requested by any Lender by written notice to the Company (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, the Loans of each Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to such Lender’s Commitment.
3.2    Recordkeeping. Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Company hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon. Administrative Agent will provide to the Company, at the Company’s expense, copies of such records pertaining to the Company from time to time upon the Company’s reasonable written request.

SECTION 4	INTEREST.
4.1    Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:
(a)    in the case of Revolving Loans
(A)    at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and
(B)    at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect; and
(b)    in the case of Swing Line Loans, the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect;
provided that (i) if any amount payable by the Company under the Loan Documents is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; and (ii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand.
4.2    Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3    Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by Administrative Agent, and notice thereof shall be given by Administrative Agent promptly to the Company and each Lender. Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by Administrative Agent in determining any applicable LIBOR Rate hereunder.
4.4    Computation of Interest.
(a)    Interest shall be computed for the actual number of days elapsed on the basis of a year of (a) 360 days for interest calculated at the LIBOR Rate and (b) 365/366 days for interest calculated at the Base Rate. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.
(b)    Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of such Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of such Loan, including final maturity of such Loan; provided, that with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.
(c)    Each determination of an interest rate by Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.

SECTION 5	FEES.
5.1    Non-Use Fee. The Company agrees to pay to Administrative Agent at its Principal Office for the account of each Lender a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the unused amount of the Commitment; provided, that (i) any non-use fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall be payable by the Company so long as such commitment fee shall otherwise have been due and payable by the Company prior to such time of such Lender becoming a Defaulting Lender and (ii) no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. For purposes of calculating usage under this Section 5.1, the Commitment shall be deemed used to the extent of the sum of aggregate principal amount of all outstanding Revolving Loans plus the aggregate amount available for drawing under issued Letters of Credit. For purposes of calculating the Non-Use Fee Rate, Swing Line Loans will not be deemed to be a utilization of the Commitments. Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.
5.2    Letter of Credit Fees.
(a)    The Company agrees to pay to Administrative Agent at its Principal Office for the account of each Lender a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days). Such letter of credit fees shall be payable in arrears on the last Business Day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b)    In addition, with respect to each Letter of Credit, the Company agrees to pay to each Issuing Lender, for its own account, (i) such fees and expenses as such Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee of 0.25% per annum on the aggregate face amount of all outstanding Letters of Credit issued by such Issuing Lender. Such letter of credit fronting fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.
5.3    Administrative Agent’s Fees. The Company agrees to pay to Administrative Agent such agent’s fees in the amounts and at times separately agreed upon.

SECTION 6	REDUCTION OR TERMINATION OF THE COMMITMENT; PREPAYMENTS.
6.1    Reduction or Termination of the Commitment.
6.1.1    Voluntary Reduction or Termination of the Commitment. The Company may from time to time on at least five Business Days’ prior written notice received by Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Commitment to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $1,000,000 or a higher integral multiple of $100,000. Concurrently with any reduction of the Commitment to zero, the Company shall pay all interest on the Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.
6.1.2    All Reductions of the Commitment. All reductions of the Commitment shall reduce the Commitments ratably among the Lenders according to their respective Pro Rata Shares.
6.2    Prepayments.
6.2.1    Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part; provided that the Company shall give Administrative Agent (which shall promptly advise each Lender) written notice thereof, which shall be substantially in the form of Exhibit F, not later than (i) with respect to Base Rate Loans, 12:00 P.M., New York City time, one (1) Business Day prior to the proposed date of such prepayment and (ii) in the case of LIBOR Loans and Swing Line Loans, 12:00 P.M., New York City time, three (3) Business Days prior to the proposed date of such prepayment, which shall, in each case, be a Business Day, specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $1,000,000 or a higher integral multiple of $100,000.
6.2.2    Mandatory Prepayments. If on any day on which the Commitment is reduced pursuant to Section 6.1.2 the Revolving Outstandings exceeds the Commitment, the Company shall immediately prepay Revolving Loans or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.
6.3    Manner of Prepayments. Each voluntary partial prepayment shall be in a principal amount of $1,000,000 or a higher integral multiple of $100,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first, to repay outstanding Swing Line Loans to the full extent thereof; second, to repay outstanding Base Rate Loans to the full extent thereof; and third, to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

6.4    Repayments.
(a)    The Revolving Loans of each Lender shall be paid in full and the Commitment shall terminate on the Termination Date.
(b)    The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Termination Date.

SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
7.1    Making of Payments. All payments of principal or interest on the Notes, and of all fees, shall be made by the Company to Administrative Agent in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, at the Principal Office designated by Administrative Agent not later than 12:00 P.M., New York City time, on the date due; and funds received after that hour shall be deemed to have been received by Administrative Agent on the following Business Day. Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by the Company directly to the Lender entitled thereto without setoff, counterclaim or other defense.
7.2    Application of Certain Payments. So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. After the occurrence and during the continuance of an Unmatured Event of Default or Event of Default, all amounts collected or received by Administrative Agent or any Lender shall be applied in the following order, and concurrently with each remittance to any Lender of its share of any such payment, Administrative Agent shall advise such Lender as to the application of such payment: (i) first, to the payment of all fees, costs, expenses and indemnities of Administrative Agent (in its capacity as such), including Attorney Costs, until paid in full; (ii) second, to the payment of all fees, costs, expenses and indemnities of the Lenders, pro-rata, until paid in full; (iii) third, to the payment of all of the Obligations consisting of accrued and unpaid interest owing to any Lender, pro-rata, until paid in full; (iv) fourth, to the payment of all Obligations consisting of principal owing to any Lender and unreimbursed disbursements under Letters of Credit owing to any Issuing Lender, pro-rata, until paid in full; (v) fifth, to the payment of Administrative Agent an amount equal to all Obligations in respect of outstanding Letters of Credit to be held as cash collateral in respect of such obligations; (vi) sixth, to the payment of all other Obligations owing to each Lender, pro-rata, until paid in full; and (viii) seventh, to whomever may be lawfully entitled to receive such amounts, the amount of any remaining proceeds.
7.3    Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the Immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4    Setoff. The Company agrees for itself and each other Non-Regulated Loan Party that Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, in any currency, and in addition thereto, the Company, for itself and each other Non-Regulated Loan Party, agrees for itself and each other Non-Regulated Loan Party that at any time any Event of Default exists, Administrative Agent and each Lender may apply to the payment of any Obligations of the Company and each other Non-Regulated Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company and each other Non-Regulated Loan Party then or thereafter with Administrative Agent or such Lender other than any account maintained by any Non-Regulated Loan Party in which such Non-Regulated Loan Party is required by Law to maintain a minimum balance, provided the Company has given prior written notice to Administrative Agent of such requirement specifying the account number, owner, and financial institution where such account is maintained, in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the creditor or the account of any Non-Regulated Loan Party.
7.5    Proration of Payments.
(a)    If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (i) principal of or interest on any Loan, but excluding (x) any payment pursuant to Section 8.7 or 15.4 and (y) payments of interest on any Affected Loan) or (ii) its participation in any Letter of Credit or Swing Line Loans in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.
(b)    All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionally to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
7.6    Taxes.
(a)    All payments made by the Company hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Company free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.
(b)    If the Company makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, the Company shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent the Company withholds any Taxes on payments hereunder or under any Loan Document, the Company shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to Administrative Agent within thirty (30) days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c)    If any Lender or Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, the Company will indemnify such person against (i) such Tax (and any reasonable legal counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Lender or Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.
(d)    (i)    To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to the Company and Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-SECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Company and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-81MY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan.
(ii)    Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Company and Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Company and Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.
(iii)    The Company shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 7.6(d).
(iv)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 7.6(d)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)    Each Lender agrees to indemnify Administrative Agent and hold Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Administrative Agent under this Section 7.6 which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Company pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date Administrative Agent makes written demand there for.

SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.
8.1    Increased Costs.
(a)    If, after the date hereof, the adoption of, or any change in, any applicable Law, or any change in the interpretation or administration of any applicable Law by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans or its participations in Letters of Credit or (iii) subject any Lender to any taxes (other than Taxes and Excluded Taxes) on its Loans, Loan principal, Letters of Credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of anything described in clauses (i), (ii) and (iii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), the Company shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.
(b)    If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable Law regarding capital adequacy or liquidity, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), the Company shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

For purposes of this Section 8.1, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank of International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to have been adopted and gone into effect after the date of this Agreement, regardless of the date enacted, adopted or issued.

8.2    Basis for Determining Interest Rate Inadequate or Unfair If:
(a)    Administrative Agent reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or
(b)    the Required Lenders advise Administrative Agent that the LIBOR Rate as determined by Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;
then Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.
8.3    Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any Governmental Authority charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make, or convert any Base Rate Loan into, a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4    Funding Losses. The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to Administrative Agent), the Company will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.
8.5    Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.
8.6    Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.
8.7    Mitigation of Circumstances; Replacement of Lenders.
(a)    Each Lender shall promptly notify the Company and Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or ii above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.
(b)    If the Company becomes obligated to pay additional amounts to any Lender pursuant to Section 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, the Company may designate another bank which is acceptable to Administrative Agent and each Issuing Lender in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

8.8    Conclusiveness of Statements. Determinations and statements of any Lender or Administrative Agent pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4.

SECTION 9	REPRESENTATIONS AND WARRANTIES.
To induce Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit and Swing Line Loans hereunder, the Company represents and warrants to Administrative Agent and the Lenders that:
9.1    Organization. Each Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.
9.2    Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, each Loan Document to which any Loan Party is a party has been executed on behalf of such Loan Party by a legally competent Person duly authorized to do so, the Company is duly authorized to borrow monies hereunder and to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of, filing with or notice to, any Governmental Authority or any other Person (other than any consent or approval which has been obtained or filing or notice which has been made, and, in each case, which is in full force and effect), (b) conflict with (i) any provision of Law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party.
9.3    Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
9.4    Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries as at December 31, 2012 and the unaudited consolidated financial statements of the Company and its Subsidiaries as at March 31, 2013, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended.
9.5    No Material Adverse Change. Since December 31, 2012 there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole.
9.6    Litigation and Indirect Obligations. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against any Loan Party which might reasonably be expected to have a Material Adverse Effect. No Loan Party has any Indirect Obligations not listed on Schedule 9.6 or permitted by Section 11.1.

9.7    Ownership of Properties; Liens. Except as identified on Schedule 1.1(c), each Loan Party owns good and, in the case of real property, marketable title to all of the properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights) which it purports to own or which are reflected in its financial statements (except for personal property sold in the ordinary course of business after the date of such financial statements), free and clear of all Liens, charges and claims (including pending or, to the best of the Company’s knowledge, threatened infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.2. With respect to each Account scheduled, listed or referred to in reports or financial statements submitted by any Loan Party to Administrative Agent or any Lender, except as disclosed therein: (a) the Account arose from a bona fide transaction completed in accordance with the terms of any documents pertaining to such transaction; (b) there are no facts, events or occurrences which in any way impair the validity or enforcement of the Account or tend to reduce the amount payable thereunder as shown on the applicable Loan Party’s books and records and all invoices and statements delivered to Administrative Agent with respect thereto; and (c) the Account arose in the ordinary course of the applicable Loan Party’s business.
9.8    Equity Ownership; Subsidiaries. All issued and outstanding Capital Securities of each Loan Party and the Centene Plaza Subsidiary are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.8 describes each Subsidiary of the Company and each Subsidiary of each Loan Party as of the Closing Date and identifies the ownership of each Subsidiary. As of the Closing Date, except as identified on Schedule 9.8, the Company has no Subsidiaries that are not Wholly-Owned Subsidiaries. As of the Closing Date there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party.
9.9    Pension Plans.
(a)    The Unfunded Liability of all Pension Plans does not in the aggregate exceed 20% of the Total Plan Liability for all such Pension Plans. Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or the Company or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, neither the Company nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect.
(b)    All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.10    Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.
9.11    Regulation U, T, and X. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the proceeds of any Loans will be used for any purpose which violates or which would be inconsistent with, the provisions of Regulation U, Regulation T, or Regulation X.
9.12    Taxes. Each Loan Party has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or where the failure to file could not reasonably be expected to have a Material Adverse Effect. The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet clue and payable. No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).
9.13    Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to each of (i) the Company and (ii) the Company and the other Loan Parties on a consolidated basis, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.
9.14    Environmental Matters. Each Loan Party complies and at all times has complied with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law for their respective operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party, or, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party and no properties or operations of any Loan Party is subject to, and no Loan Party reasonably anticipates the issuance of, any written order from or agreement with any Governmental Authority, and no Loan Party and no properties or operations of any Loan Party is subject to any pending, or to the Company’s knowledge threatened litigation, arbitration, investigation or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. To the Company’s knowledge there are no Hazardous Substances or other conditions or circumstances existing with respect to any property currently owned, leased or operated by any Loan Party or any other location, or relating to any release or threatened release of any Hazardous Substance which might reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. To the Company’s knowledge no Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances. No Loan Party, nor to the Company’s knowledge, any other Person, has at any time transported, stored, disposed of, generated, or released any Hazardous Substance on the surface, below the surface, or within the boundaries of any real property owned or operated by any Loan Party.

9.15    Insurance. Set forth on Schedule 9.15 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, deductibles and self-insured retention). Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.
9.16    Real Property. Set forth on Schedule 9.16 is a complete and accurate list, as of the Closing Date, of the addresses of all real property owned by any Loan Party.
9.17    Information. All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Administrative Agent and the Lenders that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).
9.18    Intellectual Property. Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, license and other intellectual property rights as are necessary for the conduct of the businesses of the Loan Parties, and does not infringe upon any rights of any other Person which could reasonably be expected to have a Material Adverse Effect.
9.19    Burdensome Obligations. No Loan Party is a party to any agreement or contract or subject to any restriction contained in its charter, by-laws, or other organizational documents which could reasonably be expected to have either individually or in the aggregate, a Material Adverse Effect.
9.20    Labor Matters. Except as set forth on Schedule 9.20, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or, to the Company’s knowledge, threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters.

9.21    No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document. To the Company’s knowledge, no Loan Party has breached or violated or otherwise defaulted under any agreement of such Loan Party except for breaches, violations or defaults which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No breach or default by the Company has occurred with respect to the Senior Notes.
9.22    Other Names. Except as set forth on Schedule 9.22, no Loan Party has used any name other than the full name which identifies it in this Agreement. The only trade name or style under which a Loan Party creates Accounts, or to which instruments in payment of Accounts are made payable, is the name which identifies such Loan Party in this Agreement.
9.23    S Corporation. There is no election in effect under Section 1362(a) of the Code for the Company to be treated as an S Corporation as defined in Section 1361 (a) of the Code.
9.24    Material Licenses. All Material Licenses have been obtained or exist for each Loan Party.
9.25    Compliance with Material Laws. To the Company’s knowledge, each Loan Party is in compliance with all Material Laws. Without limiting the generality of the foregoing, the operations and employee compensation practices of every Loan Party comply in all material respects with all applicable Material Laws.
9.26    Investments. No Loan Party has any Investments in other Persons except Investments which would be permitted under Section 11.19 if made on or after the Closing Date.
9.27    Indebtedness. No Loan Party has any Debt except Debt which would be permitted under Section 11.1 if incurred on or after the Closing Date.
9.28    Capital Leases. No Loan Party has an interest as a lessee under any Capital Lease, except for Capital Leases for capital assets whose aggregate cost if purchased would not exceed the aggregate amount permitted with respect to Capital Leases permitted under Section 11.1(h).
9.29    Negative Pledges. Except for (i) the Loan Documents, (ii) the Senior Notes Indenture and any other Debt issued in reliance on Sections 11.1(b) (to the extent related to Centene Plaza Phase II Debt), 11.1(c), 11.1(d) or 11.1(m) and (iii) the Real Estate Debt Documents, (iv) the Tax Abatement Documents and (v) the Outside Letters of Credit, to the extent, for clauses (iii), (iv) and (v), any negative pledge relates solely to the property securing such Debt, no Loan Party is a party to or bound by any contract, note, bond, indenture, deed, mortgage, deed of trust, security agreement, pledge, hypothecation agreement, assignment, or other agreement or undertaking, or any security, which prohibits the creation or existence of any Lien upon or assignment or conveyance of any of its assets.
9.30    Filings. All registration statements, reports, proxy statements and other documents, if any, required to be filed by the Company with the SEC pursuant to the Securities Act of 1933, and the Securities Exchange Act of 1934, have been filed, and such filings are complete and accurate and contain no untrue statements of material fact or omit to state any material facts required to be stated therein or necessary in order to make the statements therein not misleading.
9.31    Subordinated Debt. The subordination provisions of the Subordinated Debt (if any) are enforceable against the holders of the Subordinated Debt by Administrative Agent and the Lenders. All Obligations constitute Debt which is senior to the Subordinated Debt and entitled to the benefits of the subordination provisions contained in the Subordinated Debt Documents, if any.

9.32    Charitable Foundations. Each of the Charitable Foundations is a Missouri nonprofit corporation which has applied for exemption, or is exempt, from taxation pursuant to Section 501 (c)(3) of the Code.
9.33    PATRIOT Act; OFAC
(a)    PATRIOT Act. To the extent applicable, each of the Borrower and its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.
(b)    Sanctioned Persons. None of the Borrrower, any Subsidiary nor, to the knowledge of the Borrower, any director or officer of the Borrower or any Subsidiary is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person subject to any U.S. sanctions administered by OFAC.

SECTION 10	AFFIRMATIVE COVENANTS.
Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:
10.1    Reports, Certificates and Other Information Furnish to Administrative Agent and each Lender:
10.1.1    Annual Report. Promptly when available and in any event within ninety (90) days after the close of each Fiscal Year a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to Administrative Agent, together with a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Section 11.1, 11.3 or 11.12 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, and describing such non-compliance in reasonable detail; provided that the Company shall be deemed to have delivered and certified the information required in this Section 10.1.1 and in Sections 10.1.2, and 10.1.5 to the extent, and on the date, that such information is posted at the Company’s website on the internet at www.centene.com, at www.sec.gov, or at such other website identified by the Company, in all cases so long as (i) such website is accessible by Administrative Agent and the Lenders without charge, and (ii) the Company shall promptly deliver paper copies of any such information to Administrative Agent or any of the Lenders upon request.
10.1.2    Interim Reports. Promptly when available and in any event within forty-five (45) days after the end of each Fiscal Quarter, consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and consolidated statements of cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, certified by a Senior Officer of the Company; provided that the Company shall be deemed to have delivered and certified the information required in this Section 10.1.2 to the extent, and on the date, that such information is posted at the Company’s website on the internet at www.centene.com, at www.sec.gov, or at such other website identified by the Company, in all cases so long as (i) such website is accessible by Administrative Agent and the Lenders without charge, and (ii) the Company shall promptly deliver paper copies of any such information to Administrative Agent or any of the Lenders upon request.

10.1.3    Compliance Certificates. On or prior to the date that each annual audit report is required to be furnished pursuant to Section 10.1.1 and each set of quarterly statements is required to be furnished pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Company, containing (i) a certification of such Senior Officer that the financial statements accompanying such compliance certificate (except the Minimum Regulatory Capital and Surplus Report described in Section 10.1.4) have been prepared in accordance with GAAP applied consistently throughout the periods covered thereby and with prior periods (except as disclosed therein), (ii) a computation of each of the financial ratios and restrictions set forth in Section 11.12 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it, (iii) a certification of such Senior Officer that all of the representations and warranties contained in this Agreement and the other Loan Documents are true and correct as of the date such certification is given as if made on such date and (iv) to the extent the Company shall cease to file regular, periodic reports with the SEC, a written statement of the Company’s management setting forth a discussion of the Company’s financial condition, changes in financial condition and results of operations. The computations in each Compliance Certificate shall be made after giving effect to the Centene Plaza Subsidiary Exclusion, and shall demonstrate the calculation of the Centene Plaza Subsidiary Exclusion and the effect thereof on Company’s financial statements in form and detail satisfactory to Administrative Agent.
10.1.4    Annual Statutory Statements. Within 60 days after the end of each Fiscal Year, each Loan Party’s Minimum Regulatory Capital and Surplus Report and upon request, all quarterly statutory statements and other financial statements which any Loan Party is required by Law to deliver to any Governmental Authority, including income statements, balance sheets, and statements of cash flow for each such Loan Party individually.
10.1.5    Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally; provided that the Company shall be deemed to have delivered and certified the information required in this Section 10.1.5 to the extent, and on the date, that such information is posted at the Company’s website on the internet at www.centene.com, at www.sec.gov, or at such other website identified by the Company, in all cases so long as (i) such website is accessible by Administrative Agent and the Lenders without charge, and (ii) the Company shall promptly deliver paper copies of any such information to Administrative Agent or any of the Lenders upon request.
10.1.6    Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:
(a)    the occurrence of an Event of Default or an Unmatured Event of Default;

(b)    any litigation, arbitration, investigation or proceeding not previously disclosed by the Company to the Lenders which has been instituted or, to the knowledge of the Company, is threatened against the Company or any of its Subsidiaries or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;
(c)    any cancellation or material change (other than increases in coverage) in any insurance maintained by the Company or any of its Subsidiaries;
(d)    any violation by any Loan Party of the minimum statutory net worth requirements imposed by any Governmental Authority to which such Loan Party is subject; and
(e)    any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any Law) which might reasonably be expected to have a Material Adverse Effect.
10.1.7    Budgets. As soon as practicable, and in any event not later than sixty (60) days after the commencement of each Fiscal Year, a budget for such Fiscal Year for the Company and its Subsidiaries in form and detail satisfactory to Administrative Agent. The budget shall be presented both before and after giving effect to the Centene Plaza Subsidiary Exclusion.
10.1.8    Notices Under Subordinated Debt Documents and Acquisition Documents. Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt or from any other Person which is a party to any Acquisition Document.
10.1.9    Organizational Documents of Subsidiaries; New Subsidiaries. Within five Business Days of Administrative Agent’s written request, then current copies of the charter, by-laws, or other organizational documents of the Company or any of its Subsidiaries so requested by Administrative Agent, certified by the Company or such Subsidiary as being true, correct, and complete. Upon the Company or any Loan Party’s acquisition of a Subsidiary as part of an Acquisition permitted under Section 11.4, or organization or creation of any Subsidiary, (i) the Company shall notify Administrative Agent in writing within five (5) days after the acquisition, organization, or creation, and (ii) such Subsidiary shall become (and if Administrative Agent so requests in writing, the Company shall confirm in writing that such Subsidiary is) a Loan Party under this Agreement.
10.1.10    Other Information. Promptly from time to time, such other information concerning the Company or any of its Subsidiaries as any Lender or Administrative Agent may reasonably request.
10.2    Books, Records and Inspections. Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, any Lender or Administrative Agent or any representative thereof, after reasonable notice (or at any time without notice if an Event of Default exists), to inspect the properties and operations of the Loan Parties; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Lender or Administrative Agent or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, Administrative Agent and its representatives to inspect, after reasonable notice (or at any time without notice if an Event of Default exists) the tangible assets of the Loan Parties, to perform appraisals, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to the Loan Parties. All such inspections or audits by Administrative Agent shall be at the Company’s expense, provided that so long as no Event of Default or Unmatured Event of Default exists, the Company shall not be required to reimburse Administrative Agent for inspections or audits more frequently than once each Fiscal Year.

10.3    Maintenance of Property; Insurance
(a)    Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted.
(b)    Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated.
10.4    Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause each other Loan Party to comply with all applicable Laws (including Environmental Laws), except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”),Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.
10.5    Maintenance of Existence, Material Licenses, etc. Maintain and preserve, and (subject to Section 11.4) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization, and its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and (b) all Material Licenses of such Loan Party.
10.6    Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit, (a) on the Closing Date, to refinance all Indebtedness and other obligations (if any) outstanding under the Existing Credit Agreement and for the payment of transaction costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and (b) thereafter, solely for working capital purposes, for Acquisitions permitted by Section 11.4, for redemptions by the Company of Capital Securities consisting of its commons shares in accordance with, and to the extent permitted by, Section 11.3, for Capital Expenditures and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.
10.7    Employee Benefit Plans.
(a)    Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(b)    Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Pension Plan or Multiemployer Pension Plan.
(c)    Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (a), (b) and (c) individually or in the aggregate would not have a Material Adverse Effect.
10.8    Environmental Matters. If any release or threatened release of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, the Company shall, or shall cause the applicable Loan Party or other responsible party to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Company shall, and shall cause each other Loan Party or other responsible party to, comply with any all requirements of any Governmental Authority relating to the performance of activities in response to the release or threatened release of a Hazardous Substance.
10.9    Compliance with Loan Documents. Comply, and cause each Loan Party to comply, with all of the terms, conditions and covenants contained in the Loan Documents to which such Loan Party is a party.
10.10    Credit Ratings. At all times use commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Company.
10.11    Conference Call. The Company shall permit the Lenders to participate in periodic conference calls with certain investors to discuss such financial statements and answer questions about such financial statements; provided that if no such conference call shall be scheduled in any calendar quarter, the Company, at the request of Administrative Agent, shall schedule, make itself available for and participate in a conference call with the Lenders to discuss such financial statements and answer questions about such financial statements. Details of such conference call will be included in each such financial statements.

SECTION 11	NEGATIVE COVENANTS.
Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:
11.1    Debt. Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:
(a)    Obligations under this Agreement and the other Loan Documents;
(b)    Real Estate Debt, together with any Debt of the Centene Plaza Subsidiary and the Centene Plaza Phase II Subsidiary (including Centene Plaza Phase II Debt), the aggregate amount of which at any one time outstanding when taken together with any Investments made pursuant to Section 11.9(a)(iv) does not exceed the greater of (i) $270,000,000 or (ii) the amount equal to ninety percent (90%) of the amount of the fair market value of the property securing such Real Estate Debt;

(c)    Debt which is unsecured; provided that (i) after giving effect thereto on a pro forma basis, the Company and the other Loan Parties shall be in compliance with a Total Debt to EBITDA Ratio not greater than the applicable ratio set forth in Section 11.12.2 for any Computation Period as of the last day of the Computation Period, (ii) no Unmatured Event of Default or Event of Default shall have occurred and be continuing on the date of incurrence of such Debt or could reasonably be expected to occur as a result thereof, (iii) the documents governing such Debt do not contain covenants (including quantitative covenants and financial covenants) which are more restrictive than the covenants contained in this Agreement or which the Loan Parties could violate without violating the covenants contained in this Agreement, (iv) the final maturity of such Debt shall be no earlier than ninety (90) days after the Latest Maturity Date, and (v) the weighted average life to maturity of such Debt shall not be shorter than the weighted average life to maturity of any Loans or Commitments outstanding as of the time of the issuance thereof;
(d)    Subordinated Debt which is unsecured; provided that (i) after giving effect thereto on a pro forma basis, the Company and the other Loan Parties shall be in compliance with a Total Debt to EBITDA Ratio not greater than the applicable ratio set forth in Section 11.12.2 for any Computation Period as of the last day of the Computation Period, (ii) no Unmatured Event of Default or Event of Default shall have occurred and be continuing on the date of incurrence of such Debt or could reasonably be expected to occur as a result thereof, (iii) the documents governing such Subordinated Debt shall not contain covenants (including quantitative covenants and financial covenants) which are more restrictive than the covenants contained in this Agreement or which the Loan Parties could violate without violating the covenants contained in this Agreement, (iv) the final maturity of such Subordinated Debt shall be no earlier than ninety (90) days after the Latest Maturity Date, and (v) the weighted average life to maturity of such Subordinated Debt shall not be shorter than the weighted average life to maturity of any Loans or Commitments outstanding as of the time of the issuance thereof;
(e)    Hedging Obligations incurred for bona fide hedging purposes and not for speculation;
(f)    (i) the Senior Notes outstanding on the Closing Date and (ii) Debt described on Schedule 11.1 and, in either case, any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased (it being agreed that any increase will be permitted without the consent of Administrative Agent and the Required Lenders only to the extent that such additional Debt is otherwise permitted pursuant to clauses (b), (c), (d) or (m) of this Section 11.1);
(g)    Debt under Capital Leases for capital assets whose aggregate cost if purchased would not exceed $125,000,000;
(h)    Indirect Obligations of the Company which do not exceed $50,000,000 in the aggregate at any time;
(i)    Indirect Obligations arising with respect to customary indemnification obligations in favor of sellers in connection with Acquisitions permitted under Section 11.4 and purchasers in connection with dispositions permitted under Section 11.4;
(j)    Indirect Obligations arising with respect to performance guaranties (which may include payment obligations) provided by a Loan Party on behalf of another Loan Party in the ordinary course of business;
(k)    Debt of any Loan Party to the Company which results from an Investment made by the Company in such Loan Party pursuant to, and permitted by, Section 11.9(b);
(l)    Debt in respect of Outside Letters of Credit in an aggregate principal amount not to exceed $150,000,000;

(m)    unsecured Debt of the Company or any other Loan Party (excluding Indirect Obligations) in an aggregate amount at any one time outstanding not to exceed $75,000,000; and
(n)    Assumed Debt of any Person that becomes a Loan Party after the date hereof in an aggregate amount not to exceed $75,000,000; provided that (i) such Debt exists at the time such Person becomes a Loan Party and is not created in contemplation or in connection with such Person becoming a Loan Party, (ii) neither the Company nor any Loan Party that was not an obligor with respect to such Debt prior to such Person becoming a Loan Party shall become an obligor for such Debt; and (iii) such Debt shall not be secured by a Lien on any Property of the Company or any Loan Party that did not secure such Indebtedness prior to such Person becoming a Loan Party.
11.2    Liens. Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:
(a)    Liens for taxes, payments in lieu of taxes, assessments, special assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;
(b)    Liens arising in the ordinary course of business (such as (i) Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;
(c)    Liens described on Schedule 11.2 as of the Closing Date;
(d)    (i) subject to the limitation set forth in Section 11.1(b), Liens that constitute purchase money security interests on any property (including mortgage liens on real property) securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within twenty (20) days of the acquisition thereof and attaches solely to the property so acquired, and the replacement, extension or renewal of any Lien permitted by this clause (i) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof); (ii) subject to the limitations set forth in Section 11.1(g), Liens arising in connection with Capital Leases (and attaching only to the property being leased); and (iii) Liens attaching to the real property constituting the Centene Plaza Phase II Project to secure the Centene Plaza Phase II Debt;
(e)    attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding (i) $80,000,000 arising in connection with the Kentucky Contract Litigation and (ii) $50,000,000 arising in connection with all other court proceedings in the aggregate, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
(f)    easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;
(g)    Liens arising under the Loan Documents;

(h)    the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof); and
(i)    Liens securing Debt permitted by Section 11.1(l) in an aggregate principal amount not exceeding $150,000,000.
11.3    Restricted Payments. Not, and not permit any other Loan Party to, (a) make any distribution to any holders of its Capital Securities (except for dividends or distributions from a Subsidiary to the Company), (b) purchase or redeem any of its Capital Securities (except as provided below), (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debt, (e) make any loans or advances to a shareholder, (f) make any contribution to, donation to, loan to, investment in, or any other transfer of funds or property to any Charitable Foundation, or (g) set aside funds for any of the foregoing (items (a) through (g) above, collectively, “Restricted Payments”). Notwithstanding the foregoing, so long as no Unmatured Event of Default or Event of Default has occurred and is continuing or could reasonably be expected to occur as a result thereof, (i) any Subsidiary may pay dividends or make other distributions to a domestic Wholly-Owned Subsidiary or to the Company, (ii) the Company may make a distribution to holders of its Capital Securities in the form of stock of the Company, (iii) in lieu of fractional shares in association with a stock dividend, the Company may pay cash dividends in an aggregate amount not exceeding $25,000,000 in any Fiscal Year, (iv) the Company may make any Restricted Payment so long as, immediately prior to giving effect to such Restricted Payment, Total Debt to EBITDA as of the last day of the Computation Period most recently ended is less than 2.50 : 1.00 and (v) the Company may make any Restricted Payments not otherwise permitted hereby in an aggregate amount not to exceed $250,000,000. In addition, notwithstanding the foregoing, the Company or any other Loan Party may make contributions to a Charitable Foundation so long as (I) no Unmatured Event of Default or Event of Default has occurred and is continuing or could reasonably be expected to occur as a result thereof, (II) such contribution could not reasonably be expected to have a Material Adverse Effect, (III) such contributions are treated for accounting purposes by the Company as an expense and deducted in the calculation of Consolidated Net Income (and EBITDA), and (IV) such Charitable Foundation is exempt from taxation pursuant to Section 501(c)(3) of the Code.

11.4    Mergers, Consolidations, Sales. Not, and not permit any other Loan Party to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, except for Investments otherwise permitted by Section 11.9, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory and obsolete equipment in the ordinary course of business and, so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, or (c) sell or assign with or without recourse any receivables, except for that the restrictions set forth in clauses (a)-(c) above shall not apply to (i) any merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into any other domestic Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by the Company or any domestic Wholly-Owned Subsidiary of the assets or Capital Securities of any Wholly-Owned Subsidiary; and (iii) any Acquisition by the Company or any domestic Wholly-Owned Subsidiary where:
(A)    the Acquisition is made in accordance with the Company’s strategic business plan, as it may be amended from time to time by the Company, and is an Acquisition of a Person in a line of business which is similar or complementary to the lines of business of the Loan Parties as of the Closing Date;

(B)    immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist or is reasonably likely to occur as a result of such Acquisition;
(C)    immediately after giving effect to such Acquisition, the Company is in pro forma compliance with all the financial ratios and restrictions set forth in Section 11.12;
(D)    in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition, and in the case of an Acquisition which is structured as a merger involving the Company, the Company is the surviving Person; and
(E)    not less than ten Business Days prior to such Acquisition, Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Company’s calculation of pro forma EBITDA relating thereto.
The conditions contained in clauses (C) and (E) above will not apply to an Acquisition if the Company has provided prior written notice of such Acquisition to Administrative Agent summarizing the essential terms thereof and the total consideration paid (including the fair market value of any property conveyed and including deferred consideration) by a Loan Party if such Acquisition (1) does not exceed $75,000,000 and (2) will not cause the total consideration paid (including the fair market value of any property conveyed and including deferred consideration) in all Acquisitions in such Fiscal Year to exceed $225,000,000 in the aggregate.
11.5    Modification of Organizational Documents. Not permit the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries to be amended or modified in any way unless (a) in the case of the Company, copies of such amendment or modification are promptly provided to Administrative Agent, (b) in all cases, such amendment or modification does not adversely affect the interests of the Lenders hereunder or at law, and (c) in all cases, such amendment or modification is not reasonably likely to have a Material Adverse Effect.
11.6    Transactions with Affiliates. Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its Affiliates; provided, however, that the Company and the other Loan Parties may engage in such transactions in the ordinary course of business and pursuant to the reasonable requirements of its business on terms which are not materially less favorable than are obtainable from any Person which is not one of its Affiliates.
11.7    Inconsistent Agreements. Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting a Lien on any of its assets to Administrative Agent and the Lenders, other than (i) as contemplated by Section 9.29 or (ii) with respect to negative pledges and restrictions on Liens in favor of any holder of Debt permitted under Section 11.2 but solely to the extent any negative pledge relates to the property secured by such Lien or that expressly permits Liens for the benefit of the Administrative Agent and the Lenders with respect to the Loans and the Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Debt be secured by Liens on an equal and ratable, or junior, basis, or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.
11.8    Business Activities. Not, and not permit any other Loan Party to, engage in any line of business other than (a) the businesses engaged in on the date hereof, (b) the managed health care business, (c) lines of business which are similar or complementary thereto, and (d) lines of business set forth in the Company’s strategic business plan, as it may be amended from time to time by the Company.
11.9    Investments. Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following:
(a)    Investments (i) by any Loan Party other than the Company in any other Loan Party, (ii) by the Company or any other Loan Party consisting solely of the incurrence of Debt to the extent permitted by Sections 11.1(b); (iii) by the Company or any other Loan Party consisting of (A) Debt instruments issued by the District and held by the Company or any other Loan Party as of the date hereof and (B) the purchase of Debt instruments issued by the District (or similar new district) after the date hereof in an aggregate amount not to exceed $35,000,000 and (iv) by any Loan Party in the Centene Plaza Subsidiary or the Centene Plaza Phase II Subsidiary, in each case, the proceeds of which are used to repay or purchase any Debt that would otherwise be permitted to be incurred by such Loan Party under Section 11.1(b);
(b)    Investments by the Company in any other Loan Party;
(c)    Investments which comply with the Company’s investment policy attached hereto as Schedule 11.9 (provided, that notwithstanding the Company’s investment policy, (i) Investments in venture capital funds shall not be permitted to the extent they exceed ten percent (10%) of the aggregate amount of cash, cash equivalents and investments of the Loan Parties as reflected on the Company’s consolidated financial statements and determined in accordance with GAAP in the aggregate across all health plans, and (ii) Investments in transportation development district bonds relating to the Centene Plaza Project shall not be permitted except to the extent they are expressly permitted by Section 11.9(a)(iii));
(d)    Investments to consummate Acquisitions permitted by Section 11.4; and initial Investments in new Subsidiaries the organization or creation of which is permitted by Section 10.1.9; and
(e)    other Investments of the Company or any other Loan Party in an aggregate amount at any one time outstanding not to exceed $100,000,000.

11.10    Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under, any Subordinated Debt Documents.
11.11    Fiscal Year. Not change its Fiscal Year.
11.12    Financial Covenants.

11.12.1    Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than 1.75 to 1.00. In each Computation Period, the Fixed Charge Coverage Ratio shall be calculated after giving effect to the Centene Plaza Subsidiary Exclusion.
11.12.2    Total Debt to EBITDA Ratio. Not permit the Total Debt to EBITDA Ratio for any Computation Period ending as of the date below to exceed the ratio set forth below opposite such date (it being understood that in each Computation Period, the Total Debt to EBITDA Ratio shall be calculated after giving effect to the Centene Plaza Subsidiary Exclusion):

Computation Period Ending	Maximum Total Debt to EBITDA Ratio
June 30, 2013 September 30, 2013 December 31, 2013 and each Computation Period ended thereafter	3.50 : 1.00 3.25 : 1.00 3.00 : 1.00

11.12.3    Minimum Net Worth. Not permit the Net Worth of the Company and its Subsidiaries as of the end of any Fiscal Quarter to be less than an amount equal to the sum of $750,000,000 plus the sum of (a) an amount equal to 50% of Consolidated Net Income (without deduction for losses) on a cumulative basis from and after December 31, 2010, (b) an amount equal to 50% of the net proceeds (defined as gross proceeds less reasonable brokers’ and underwriters’ fees and commissions and other reasonable expenses of the issuance) of the issuance by the Company or any other Loan Party of any Capital Securities on a cumulative basis from December 31, 2010 through the date of measurement, and (c) an amount equal to 50% of any increase in the Net Worth of the Company and its Subsidiaries associated with an Acquisition permitted by Section 11.4 on a cumulative basis from December 31, 2010 through the date of measurement; provided, that for purposes of this Section 11.12.3, the Company’s Net Worth shall be calculated net of the effect of any non-cash impairments up to $50,000,000.
11.13    Charitable Foundations. Use commercially reasonable efforts to promptly qualify each Charitable Foundation as exempt from taxation pursuant to Section 501 (c)(3) of the Code, and once such qualification is obtained, not cause or permit any Charitable Foundation to lose its status as a nonprofit corporation which is exempt from taxation pursuant to Section 501 (c)(3) of the Code, and not cause or permit any Charitable Foundation to violate any provision of its organizational documents.
11.14    Guaranties. Not permit any of its Subsidiaries to incur Debt, or deliver a guaranty in respect of any Debt incurred, under the Senior Notes or pursuant to Sections 11.1(c), (d), (f) or (m), unless such Subsidiary provides an equal and ratable guaranty in respect of the Obligations.
11.15    Exceptions. Notwithstanding anything else contained herein (i) the Tax Abatement Documents shall not be deemed to be Capital Leases and (ii) the obligations of the Company or any of its Subsidiaries to pay rent as set forth on Schedule 11.22 shall not be deemed to be Indirect Obligations.

SECTION 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
The obligation of each Lender to make its Loans and of each Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:

12.1    Effectiveness. This Agreement shall not become effective until the date on which Administrative Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to Administrative Agent), in form and substance satisfactory to Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by Administrative Agent and the Lenders is called the “Closing Date”):
12.1.1    Notes. At the request of any Lender in accordance with Section 3.1, a Note for such Lender.
12.1.2    Authorization Documents. The Company’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) a good standing certificate in its state of incorporation (or formation) and in each other state requested by Administrative Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents and authorized to submit a Notice of Borrowing (it being understood that Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.
12.1.3    Consents, etc. Certified copies of all documents evidencing any necessary corporate, limited liability company or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Company of the Loan Documents to which it is a party and the documents referred to in this Section 12.
12.1.4    Letter of Direction. A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.
12.1.5    Solvency Certificate. A certificate from the chief financial officer of the Company certifying that after giving effect to the consummation of the transactions contemplated hereby and any rights of contribution, each Loan Party is and shall be Solvent and that the Loan Parties, taken as a whole, are and shall be Solvent.
12.1.6    Subordination Agreements. Subordination Agreements with respect to all Subordinated Debt.
12.1.7    Opinion of Counsel. An opinion of counsel for the Company in form and substance reasonably satisfactory to the Joint Lead Arrangers.
12.1.8    Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b).
12.1.9    Payment of Fees and Expenses. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, but excluding all Attorney Costs of Administrative Agent.
12.1.10    Existing Credit Agreement. All Existing Revolving Loans and all accrued and unpaid interest, fees, expenses and other obligations under the Existing Credit Agreement shall have been paid in full.
12.1.11    Closing Certificate. A certificate executed by an officer of the Company on behalf of the Company certifying the matters set forth in Section 12.2.1 as of the Closing Date.

12.1.12    Financial Statements. Unaudited interim consolidated financial statements for the Company and its Subsidiaries for the Fiscal Quarter ending March 31, 2013. Such financial statements shall include a balance sheet, income statement, and statement of cash flows.
12.1.13    Bank Regulatory Information. At least ten (10) days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Requires to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”).
12.1.14    Other. Such other documents as Administrative Agent or any Lender may reasonably request.
12.2    Conditions. The obligation (a) of each Lender to make each Loan and (b) of each Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:
12.2.1    Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:
(a)    the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); provided that to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects; and
(b)    no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.
12.2.2    Confirmatory Certificate. If requested by Administrative Agent or any Lender, Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 12.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 12.2 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as Administrative Agent or any Lender may reasonably request in support thereof.

SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT.
13.1    Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
(a)    Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company hereunder or under any other Loan Document.
(b)    Default under Other Debt. Any default shall occur under the terms applicable to any Debt of the Company or any of its Subsidiaries individually or in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $50,000,000, or under the terms applicable to the Senior Notes, and such default shall accelerate the maturity of such Debt (including the Senior Notes) or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt (including the Senior Notes) to become due and payable (or require the Company or any of its Subsidiaries to purchase or redeem such Debt (including the Senior Notes) or post cash collateral in respect thereof) prior to its expressed maturity.

(c)    Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, involves obligations requiring payments by any Loan Party in excess of $50,000,000 or which might reasonably be expected to have a Material Adverse Effect.
(d)    Bankruptcy, Insolvency, etc. The Company or any of its Subsidiaries ceases to be Solvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any of its Subsidiaries applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or any of its Subsidiaries or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any of its Subsidiaries or for a substantial part of the property of any thereof and is not discharged within 90 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Company or any of its Subsidiaries, and if such case or proceeding is not commenced by the Company or any of its Subsidiaries, it is consented to or acquiesced in by the Company or such Subsidiary or remains for 90 days undismissed; or the Company or any of its Subsidiaries takes any action to authorize, or in furtherance of, any of the foregoing.
(e)    Non-Compliance with Loan Documents. Failure by any Loan Party to comply with or to perform any term, condition, agreement, or covenant applicable to it herein or in the Loan Documents. Notwithstanding the foregoing sentence, a failure to comply with Sections 10.3, 10.4, 10.5, 10.7, 10.8, 10.9, or 10.11 of this Agreement shall not constitute an Event of Default if such failure is remedied within 30 days after the initial occurrence of such failure.
(f)    Representations; Warranties. Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect when made or deemed made, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified or, to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be false or misleading in any respect on the date as of which the facts there set forth are stated or certified.
(g)    Judgments. Any one or more judgments or orders is entered against the Company or any of its Subsidiaries or any attachment or other levy is made against the property of the Company or any of its Subsidiaries with respect to (i) the Kentucky Contract Litigation involving in the aggregate liabilities (not paid or fully covered by insurance, less the amount of deductibles satisfactory to Administrative Agent and the Lenders on the Closing Date) greater than $80,000,000 or (ii) any other claim or claims involving in the aggregate liabilities (not paid or fully covered by insurance, less the amount of deductibles satisfactory to Administrative Agent and the Lenders on the Closing Date) greater than $50,000,000, and, in the case of a judgment or order, such judgment or order becomes final and non-appealable or if timely appealed is not fully bonded and collection thereof stayed pending the appeal; or the Company or any of its Subsidiaries enters into an agreement to settle any claim or controversy and the total amount (at current value based on a capitalization rate of 10%) of the monetary obligations of the Company or such Subsidiary under such agreement is in excess of (x) $80,000,000 with respect to settlements of the Kentucky Contract Litigation or (y) $50,000,000 with respect to settlements of any other claims or controversies.

(h)    Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.
(i)    Change of Control. A Change of Control shall occur.
(j)    Seizure of Assets. A substantial part of the other property of the Company is nationalized, expropriated, seized or otherwise appropriated, or custody or control of such property or of the Company is assumed by any Governmental Authority, unless the same is being contested in good faith by appropriate proceedings diligently pursued and a stay of enforcement is in effect.
(k)    Material Adverse Effect. There occurs any event which has or is reasonably likely to have a Material Adverse Effect.
13.2    Effect of Event of Default. If any Event of Default described in Section 13.1(d) shall occur in respect of the Company, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Company shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. Administrative Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

SECTION 14	AGENTS.
14.1    Appointment of Agents. Wells Fargo Bank, National Association is hereby appointed the Syndication Agent hereunder, and each Lender hereby authorizes Wells Fargo Bank, National Association to act as the Syndication Agent in accordance with the terms hereof and the other Loan Documents. Barclays is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Barclays to act as Administrative Agent in accordance with the terms hereof and the other Loan Documents. Citibank N.A., Regions Bank, SunTrust Bank and U.S. Bank National Association are hereby appointed the Documentation Agents hereunder, and each Lender hereby authorizes Citibank N.A., Regions Bank, SunTrust Bank and U.S. Bank National Association to act as the Documentation Agents in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Section 14 (other than as expressly provided herein) are solely for the benefit of the Agents and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions of this Section 14 (other than as expressly provided herein). In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any of its Subsidiaries. Each of the Syndication Agent and the Documentation Agents, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Joint Lead Arrangers, the Syndication Agent, the Documentation Agents and the Joint Bookrunners are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Joint Lead Arrangers, the Syndication Agent, the Documentation Agents and the Joint Bookrunners shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents and all of the other benefits of this Section 14. Without limitation of the foregoing, neither the Joint Lead Arrangers, the Syndication Agent, the Documentation

Agents nor the Joint Bookrunners in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.
14.2    Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship or other implied duties in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under the agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
14.3    General Immunity.
14.3.1    No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Loan Party or to any Agent or Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Unmatured Event of Default or as to the satisfaction of any condition set forth in Section 12 or elsewhere herein (other than to confirm receipt of items expressly required to be delivered to such Agent) or to inspect the properties, books or records of the Company or any of its Subsidiaries or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

14.3.2    Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders (i) for any action taken or omitted by any Agent (A) under or in connection with any of the Loan Documents or (B) with the consent or at the request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) for any failure of any Loan Party to perform its obligations under this Agreement or any other Loan Document. No Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 15.1) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions and shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 15.1).
14.3.3    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by it. Each of Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 14.3 and of Section 14.6 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 14.3 and of Section 14.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

14.3.4    Notice of Unmatured Event of Default or Event of Default. No Agent shall be deemed to have knowledge of any Unmatured Event of Default or Event of Default unless and until written notice describing such Unmatured Event of Default or Event of Default is given to such Agent by a Loan Party or a Lender. In the event that Administrative Agent shall receive such a notice, Administrative Agent shall give notice thereof to the Lenders, provided that failure to give such notice shall not result in any liability on the part of Administrative Agent.
14.4    Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder in its capacity as a Lender as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company for services in connection herewith and otherwise without having to account for the same to Lenders. The Lenders acknowledge that pursuant to such activities, the Agents or their Affiliates may receive information regarding any Loan Party or any Affiliate of any Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Agents and their Affiliates shall be under no obligation to provide such information to them.
14.5    Lenders’ Representations, Warranties and Acknowledgment
(a)    Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making of Loans or the issuing or renewal of a Letter of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(b)    Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement, as applicable, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such Incremental Term Loans or providing such Commitment Increase.
14.6    Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, Issuing Lender and Swing Line Lender, to the extent that such Agent, Issuing Lender or Swing Line Lender shall not have been reimbursed by any Loan Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including legal counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent, Issuing Lender or Swing Line Lender in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s, Issuing Lender’s or Swing Line Lender’s, as applicable gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent, Issuing Lender or Swing Line Lenders, for any purpose shall, in the opinion of such Agent, Issuing Lender or Swing Line Lender, as applicable, be insufficient or become impaired, such Agent, Issuing Lender or Swing Line Lender, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any Lender to indemnify any Agent, Issuing Lender or Swing Line Lender against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent, Issuing Lender or Swing Line Lender against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

14.7    Successor Administrative Agent and Swing Line Lender.
(a)    Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Company. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent hereunder, subject to the reasonable satisfaction of the Company and the Required Lenders, and Administrative Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Administrative Agent by the Company and the Required Lenders or (ii) the thirtieth day after such notice of resignation. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Required Lenders shall have the right, upon five (5) Business Days’ notice to the Company, to appoint a successor Administrative Agent. If neither Required Lenders nor Administrative Agent have appointed a successor Administrative Agent, then the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.
(b)    Any resignation of Barclays or its successor as Administrative Agent pursuant to this Section 14.7 shall also constitute the resignation of Barclays or its successor as the Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor the Swing Line Lender for all purposes hereunder. In such event the Company shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender.
14.8    Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including Attorney Costs and out-of-pocket expenses) incurred.

14.9    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or other applicable law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders (including Attorney Costs) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of such Person or in any such proceeding.

SECTION 15	GENERAL.
15.1    Waiver; Amendments. No delay on the part of Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. Except as contemplated by Section 2.1.2(c) no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder (except for periodic adjustments of interest rates and fees based on a change in applicable Level as expressly provided herein), without the consent of each Lender directly affected thereby; (d) change the definition of Required Lenders, any provision of this Section 15.1, or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders; (e) change Section 7.5 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby or (f) release any guarantor from its guarantee of the Obligations without the written consent of each Lender. No provision of Section 14 or other provision of this Agreement affecting Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of Administrative Agent. No provision of this Agreement relating to the rights or duties of an Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of such Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such, shall be amended, modified or waived without the consent of the Swing Line Lender.
15.2    Notices.
15.2.1    Notices Generally. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at (i) in the case of the Company, the Administrative Agent, any Issuing Lender or the Swing Line Lender, its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose or (ii) in the case of any Lender, its address specified in an administrative questionnaire in the form supplied by Administrative Agent. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.

15.2.2    Electronic Communications.
(a)    Notices and other communications to Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II if such Lender or such Issuing Lender, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(b)    Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.
(c)    The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform. In no event shall any Agent nor any of the Agent Affiliates have any liability to any Loan Party, any Lender or any other Person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Agent’s transmission of communications through the internet.
(d)    Each Loan Party, each Lender, each Issuing Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(e)    All uses of the Platform shall be governed by and subject to, in addition to this Section 15.2, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.
15.3    Computations. All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP. No change in GAAP after the Closing Date will affect the computation of any financial ratio or requirement set forth in any Loan Document; provided that in the event of any such change that would affect such computations, either the Company or the Required Lenders may request that  Administrative Agent and the Company negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Company); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
15.4    Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of Administrative Agent (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement, the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, the Company agrees to pay, and to save Administrative Agent and the Lenders harm less from all liability for, any fees of the Company’s auditors in connection with any reasonable exercise by Administrative Agent and the Lenders of their rights pursuant to Section 10.2.
15.5    Assignments; Participations.
15.5.1    Assignments. (a) Any Lender may at any time assign all or any portion of such Lender’s Loans and Commitments:
(i)    to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Company and Administrative Agent; and
(ii)    to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon such Person (except in the case of assignments made by or to any Joint Bookrunner or any of its Affiliates) being consented to by each of the Company, Administrative Agent, each Issuing Lender and the Swing Line Lender (such consents not to be (x) unreasonably withheld or delayed or (y) in the case of the Company, required at any time an Event of Default has occurred and is continuing).
Any such assignment (other than to another Lender, an Affiliate of a Lender or an approved fund) shall be in an amount of an integral multiple of $5,000,000 (or lesser amounts if agreed by the Company and Administrative Agent) or, if less, the remaining Commitment and Loans held by the assigning Lender. The Company and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to such Person (an “Assignee”) until Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit C hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to any Joint Lead Arranger or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an Affiliate of a Lender or a Person under common management with a Lender). Any attempted assignment not made in accordance with this Section 15.5.1 shall be treated as the sale of a participation under Section 15.5.2. The Company shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Company has expressly objected to such assignment within five Business Days after notice thereof.

(b)    From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Company shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Commitment (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Commitment retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to the Company any prior Note held by it.
(c)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 15.5.1 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
15.5.2    Participations. Any Lender may at any time sell to one or more Persons (other than a natural Person, a Loan Party or an Affiliate of a Loan Party) participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Company and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 or Section 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

15.6    Register. Administrative Agent, acting solely for this purpose as an agent of the Company (and such agency being solely for tax purposes), shall maintain at its Principal Office a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. The Register shall be available for inspection by the Company or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.
15.7    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
15.8    Confidentiality. As required by federal law and Administrative Agent’s policies and practices, Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. Administrative Agent and each Lender (which term shall, for the purposes of this Section 15.8, include each Issuing Lender) agree to use commercially reasonable efforts (equivalent to the efforts Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.8 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (g) to any Affiliate of Administrative Agent or each Issuing Lender; or (h) that ceases to be confidential through no fault of Administrative Agent or any Lender. Notwithstanding the foregoing, the Company consents to the publication by Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

15.9    Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.
15.10    Nature of Remedies. All Obligations of the Company and rights of Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
15.11    Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3 and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Administrative Agent or the Lenders.
15.12    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.
15.13    Successors and Assigns. This Agreement shall be binding upon the Company, the Lenders and Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and Administrative Agent and the successors and assigns of the Lenders and Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Company may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Administrative Agent and each Lender (and any purported assignment or transfer without such consents shall be null and void).
15.14    Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
15.15    Customer Identification – USA Patriot Act Notice. Each Lender and Barclays (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 10756, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Barclays, as applicable, to identify the Loan Parties in accordance with the Act.

15.16    Indemnification by the Company. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ADMIINISTRATIVE AGENT, EACH ISSUING LENDER AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, THE COMPANY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD ADMINISTRATIVE AGENT, EACH JOINT LEAD ARRANGER, EACH ISSUING LENDER, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF ADMINISTRATIVE AGENT, EACH JOINT LEAD ARRANGER, EACH ISSUING LENDER, AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, OR ANY REFINACNING (B) THE USE, HANDLING, RELEASE, THREATENED RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY THE COMPANY OR ANY OF ITS SUBSIDIARIES, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS BY ANY LOAN PARTY WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE COMPANY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW.
15.17    Nonliability of Lenders. The relationship between the Company on the one hand and the Lenders and Administrative Agent on the other hand shall be solely that of borrower and lender. Neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Company or any of its Subsidiaries arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither Administrative Agent nor any Lender undertakes any responsibility to the Company or any of its Subsidiaries to review or inform the Company or any of its Subsidiaries of any matter in connection with any phase of the Company or any of its Subsidiaries’ business or operations. The Company agrees, on behalf of itself and each of its Subsidiaries, that neither Administrative Agent nor any Lender shall have liability to the Company or any of its Subsidiaries (whether sounding in tort, contract or otherwise) for losses suffered by the Company or any of its Subsidiaries in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE COMPANY ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Company acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Company or any of its Subsidiaries and the Lenders.
15.18    Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
15.19    Waiver of Jury Trial. EACH OF THE COMPANY, ADMINISTRATIVE AGENT, EACH JOINT LEAD ARRANGER AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
15.20    Statutory Notice-Oral Commitments. Nothing contained in the following notice shall be deemed to limit or modify the terms of this Agreement and the other Loan Documents:
ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT THE COMPANY AND EACH OTHER LOAN PARTY (BORROWER) AND ADMINISTRATIVE AGENT AND THE LENDERS (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS THE COMPANY AND ADMINISTRATIVE AGENT AND THE LENDERS REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.
The Company acknowledges that there are no other agreements between Administrative Agent, Lenders, the Company and the other Loan Parties, oral or written, concerning the subject matter of the Loan Documents, and that all prior agreements concerning the same subject matter, including any proposal or commitment letter, are merged into the Loan Documents and thereby extinguished.

15.21    Survival of Representation, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof of the making of any Loan or the issuance or renewal of any Letter of Credit. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 8.1, 15.4 and 15.16 and the agreements of the Lenders set forth in Sections 7.5, 14.3.2, 14.6 and 14.9 shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and the reimbursement of any amounts drawn thereunder and termination of this Agreement.
15.22    Amendment and RestatementOn the Closing Date, (i) the Existing Revolving Commitment of any Existing Lender that is not a Lender under this Agreement shall be terminated (and any notice with respect thereto is hereby waived) and (ii) the Existing Revolving Commitment of any Existing Lender that is a Lender under this Agreement shall be amended to the amount set forth on Annex A.
(a)    On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except to evidence the incurrence by the Company of the “Obligations” under and as defined in the Existing Credit Agreement (whether or not such “Obligations” are contingent as of the Closing Date).
(b)    This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended hereby or by any other Loan Document.

[Signature Pages Follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

CENTENE CORPORATION, as the Company

By: /s/ William N. Scheffel
Name: William N. Scheffel
Title: EVP & CFO

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BARCLAYS BANK PLC, as Administrative Agent, as a Joint Lead Arranger, as an Issuing Lender, as Swing Line Lender and as a Lender and as Joint Bookrunner

By: /s/ David Barton
Name: David Barton
Title: Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SUNTRUST ROBINSON HUMPHREY, INC., as a Joint Lead Arranger and as Joint Bookrunner

By: /s/ Subhadra Shrivastava
Name: Subhadra Shrivastava
Title: Director

SUNTRUST BANK, as a Documentation Agent, as an Issuing Lender and as a Lender

By: /s/ Mary E. Coke
Name: Mary E. Coke
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent, as an Issuing Lender and as a Lender

By: /s/ Beth A. Tiffin
Name: Beth A . Tiffin
Title: Senior Vice President

WELLS FARGO SECURITIES, LLC, as Joint Lead Arranger and Joint Bookrunner

By: /s/ Will Alston
Name: Will Alston
Title: Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CITIBANK, N.A., as a Documentation Agent and as a Lender

By: /s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

REGIONS BANK, as a Documentation Agent and as a Lender

By: /s/ Gregory M. Ratliff
Name: Gregory M. Ratliff
Title: Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as a Documentation Agent and as a Lender

By: /s/ Joseph Schnorr
Name: Joseph Schnorr
Title: Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

UNION BANK, N.A.

By: /s/ Sarah Willett
Name: Sarah Willett
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

FIFTH THIRD BANK, as a Lender

By: /s/ Nathaniel E. Sher
Name: Nathaniel E. (Ned) Sher
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

The PrivateBank and Trust Company, an Illinois banking corporation, as a Lender

By: /s/ Khary Kenyatta
Name: Khary Kenyatta
Title: Associate Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BOKF, N.A. dba Bank of Oklahoma, as a Lender

By: /s/ Bershunda J. Taylor
Name: Bershunda J. Taylor
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Morgan Stanley bank, N.A., as a Lender

By: /s/ Kelly Chin
Name: Kelly Chin
Title: Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ANNEX A
LENDER AND PRO RATA SHARES

Lender	Revolving Commitment Amount	Pro Rata Share
BARCLAYS BANK PLC	$72,500,000	14.50%
SUNTRUST BANK	$70,000,000	14.00%
WELLS FARGO BANK NA	$70,000,000	14.00%
CITIBANK, N.A.	$60,000,000	12.00%
REGIONS BANK	$60,000,000	12.00%
US BANK NA	$50,000,000	10.00%
THE PRIVATEBANK & TRUST COMPANY	$45,000,000	9.00%
FIFTH THIRD BANK	$25,000,000	5.00%
MORGAN STANLEY BANK, N.A.	$25,000,000	5.00%
UNION BANK NA	$15,000,000	3.00%
BOKF NA	$7,500,000	1.50%
TOTAL	$500,000,000	100.00%

ANNEX B
ADDRESSES FOR NOTICES

CENTENE CORPORATION
7700 Forsyth, Suite 800
Clayton, Missouri 63105
Attention: William Scheffel, Chief Financial Officer
Telephone: 314-725-4477
Facsimile: 314-725-5180

BARCLAYS BANK PLC, as Administrative Agent, Issuing Lender and Swing Line Lender

“Principal Office”

745 Seventh Avenue, 27th Floor
New York, New York 10019
Attention: Diane Rolfe
Telephone: 212-526-1109
Facsimile: 646-758-5957

Address for Borrowing and Payment Notices

For payments and request for extension of credit:

Barclays Bank PLC, Loan Operations
1301 Sixth Avenue
New York, New York 10019
Attention: Christine Aharonian
Telephone: 212-320-9943
Facsimile: 917-522-0569

All other notices:

Barclays Bank PLC, Bank Debt Management
745 Seventh Avenue, 27th Floor
New York, New York 10019
Attention: Diane Rolfe and Nicholas Versandi
Telephone: 12-526-1109 or 212-526-9799
Facsimile: 646-758-5957 or 212-526-5115
Email: diane.rolfe@barclays.com and nicholas.versandi@barclays.com

EXHIBIT A
[FORM OF]
NOTE
$[________]
[_____], 201[__]
New York, New York
FOR VALUE RECEIVED, CENTENE CORPORATION (the “Company”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns, on or before [__________________], 2018, the lesser of (a)$[________] and (b) the unpaid principal amount of all advances made by Payee to the Company as Loans under the Credit Agreement referred to below.
The Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Credit Agreement, dated as of May [__], 2013, among the Company, each lender party thereto from time to time and BARCLAYS BANK PLC, as Administrative Agent (as it may be amended, supplemented or otherwise modified, the (“Credit Agreement”). All terms used herein but not otherwise defined herein are used herein as defined in the Credit Agreement.
The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Lenders to the Company, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Loans made by the Lender.
This Note is one of the “Notes” in the aggregate principal amount of$[ ] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.
All payments of principal and interest in respect of this Note shall be made in Dollars in same day funds at Administrative Agent's Principal Office. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Company, Administrative Agent and the Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof Payee will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Company hereunder with respect to payments of principal of or interest on this Note.
This Note is subject to voluntary and mandatory prepayment by the Company, each as provided in the Credit Agreement.
THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.
THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW

YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.
CENTENE CORPORATION

By:    ____________________________
Name:    ____________________________
Title:    ____________________________

SCHEDULE OF LOANS
This Note evidences Loans made, continued or converted under the within described Credit Agreement to the Company, on the dates, in the principal amounts, of the type, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below and pursuant to the Credit Agreement, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Type of Loan	Interest Rate	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B
[FORM: OF]
COMPLIANCE CERTIFICATE
To:    Barclays Bank PLC, as Administrative Agent
Please refer to the Amended and Restated Credit Agreement dated as of May [__], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Centene Corporation (the “Company”), various financial institutions party thereto and Barclays Bank PLC, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.
Reports. A copy of the [annual audited/quarterly] report of the Company as at ________, __ (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied [is enclosed herewith] [may be found at the Company's website at www.centene.com].
Financial Tests. The Company hereby certifies and warrants to Administrative Agent, Issuing Lender and each Lender that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement and each of the enclosed are true and correct as at the Computation Date:
Section 11.12.1 - Fixed Charge Coverage Ratio

(A) EBITDA: sum of (A)(i) plus (A)(ii) plus (A)(iii) plus (A)(iv) plus (A)(v) plus (A)(vi) minus (A)(vii) plus (A)(viii) plus (A) (ix)	$_____
(A)(i) Consolidated Net Income	$_____
(A)(ii) Interest Expense	$_____
(A)(iii) income tax expense	$_____
(A)(iv) depreciation expense	$_____
(A)(v) amortization expense	$______
(A)(vi) other non-cash expenses (see definition of EBITDA)	$_____
(A)(vii) non-cash income (see definition of EBITDA)	$_____
(A)(viii) pro forma EBITDA from Acquisitions (without duplication of above)	$_____
(A) (ix) pro forma cost savings and related adjustments attributable to Acquisitions	$_____
(B) (A) minus (B)(i) minus (B)(ii) minus (B)(iii)	$_____
(B) (i) income taxes paid	$_____
(B) (ii) unfinanced Capital Expenditures	$_____
(B) (iii) cash dividends paid	$_____
(C) Sum of (C)(i) plus (C)(ii):	$_____
(C)(i) cash Interest Expense	$_____
(C)(ii) required payments of principal of Funded Debt (excluding Revolving Loans)	$_____
ratio of (B) to (C)	__ to 1
minimum required	1.75 to 1

Section 11.12.2 -Total Debt to EBITDA Ratio

(1) Total Debt	$_____
(2) EBITDA (from (A) above)	$_____
Ratio of (1) to (2)	__ to 1
maximum allowed	[__] to 1

Section 11.12.3 -Minimum Net Worth

Net Worth	$_____
Minimum Required Net Worth: sum of (1) plus (2) plus (3) plus (4)	$_____
(1) base amount	$750,000,000
(2) 50% of cumulative Consolidated Net Income since	$_____
9/30/2010	$_____
(3) 50% of net proceeds from issuance of Capital Securities	$_____
(4) 50% of net proceeds from increases in Net Worth attributable to Acquisitions	$_____

The Company further certifies to you that (i) no Event of Default or Unmatured Event of Default has occurred and is continuing and (ii) all of the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct as of the date such certification is given as if made on such date.
The Company has caused this Certificate to be executed and delivered by its duly authorized officer on ______, __.
CENTENE CORPORATION

By:    ____________________________
Title:    ____________________________

EXHIBIT C
[FORM OF]
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date (referred to below) and is entered into by and between the Assignor[s] identified below ([each an][the] "Assignor") and the Assignee[s] identified below ([each an][the] "Assignee"). [The parties hereto hereby agree that the rights and obligations of the [Assignors][and][Assignees] hereunder are several and not joint.]1 Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"). The parties hereto hereby agree to the Standard Terms and Conditions for Assignment and Assumption (the "Standard Terms and Conditions") specified in Annex 1 attached hereto which are incorporated herein by reference and made a part of this Assignment and Assumption as if set forth in full herein. [Each][The] Assignee hereby acknowledges receipt of a copy of the Credit Agreement.
Subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date (selected by the Administrative Agent identified below), and for an agreed consideration, [each][the] Assignor hereby irrevocably sells and assigns to the [respective] Assignee[s], and [each][the] Assignee hereby irrevocably purchases and assumes from the [respective] Assignor[s], (a) all of the [respective] Assignor['s][s'] rights and obligations as a Lender under the Credit Agreement, the Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the [respective] Assignor[s] under the facilities identified below (including, without limitation, any letters of credit, swingline loans and guaranties included therein) and (b) to the extent permitted by applicable law, all suits, claims, causes of action and any other right of the [respective] Assignor[s] (as [a Lender][Lenders]) against any Person, whether known or unknown, arising under or with respect to the Credit Agreement, any other Loan Document, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or otherwise based on or related to any of the foregoing, including, but not limited to, contract claims, statutory claims, tort claims, malpractice claims and all other claims at law or in equity with respect to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above, collectively, [an][the] "Assigned Interest"). Such sale and assignment is without recourse to [any][the] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [any][the] Assignor.
__________________
1 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]: ______________________________ [and is [not] a Defaulting Lender]
2.Assignee[s]:    ______________________________ [and is an Affiliate/Related Fund of [NAME OF LENDER]]
3.Borrower(s):    _CENTENE CORPORATION_________________
4.Administrative Agent: _Barclays Bank PLC______________, as the administrative agent under the Credit Agreement
5.Credit Agreement:    The Amended and Restated Credit Agreement, dated as of May [__], 2013, among Centene Corporation, the Lenders from time to time party thereto, and Barclays Bank PLC, as Administrative Agent.
6.Assigned Interest[s]:

Assignor	Assignee	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders [2]	Amount of Commitment/ Loans Assigned	Percentage of Commitment/ Loans Assigned [3]	CUSIP No.
_______	_______	______	$____	$______	_________%	______
_______	_______	______	$____	$______	_________%	______
_______	_______	______	$____	$______	_________%	______
_______	_______	______	$____	$______	_________%	______

7.	[Trade Date:[DATE] (COMPLETE IF THE PARTIES HERETO INTEND THAT THE MINIMUM ASSIGNMENT AMOUNT WILL BE DETERMINED AS OF THE TRADE DATE.)

______________________
2 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date: [DATE] (THIS WILL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR; TO BE INSERTED BY THE ADMINISTRATIVE AGENT.)

8.
[[Each][The] Assignor attaches the Note[s] held by it and requests that the Administrative Agent exchange such Note[s] for new Note[s] payable to the [respective] Assignee in [an amount/amounts] equal to the [Commitment][and][ Loan[s]] assumed by the [respective] Assignee pursuant hereto [and to the [respective] Assignor in [an amount/amounts] equal to the [Commitment][and][Loan[s]] retained by the [respective] Assignor].]

[SIGNATURE PAGE FOLLOWS]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]
By: ________________________
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By: ________________________
Title:
[Consented to and] 4 Accepted:
BARCLAYS BANK PLC, as
Administrative Agent
By: ___________________________
Title:
[Consented to:
[_____], as
Issuing Lender
By: ___________________________
Title:] 5
____________________________
4 To be added for Administrative Agent for assignments if such assignment is to a Person that is not a Lender, an
Affiliate of a Lender or a Related Fund.

[Consented to: BARCLAYS BANK PLC, as
Swing Line Lender
By: ___________________________
Title:] 6
[Consented to:

CENTENE CORPORATION
By: ___________________________
Title:] 7

_______________________________

5 Consent of each Issuing Lender is required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or a Related Fund.
6 Consent of Swing Line Lender is required for assignments if such assignment is to a Person that is not a Lender, an
Affiliate of a Lender or a Related Fund.
7 To be added unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2)
such assignment is to a Lender, an Affiliate of a Lender or a Related Fund.

EXHIBIT A
ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor[s]. [Each][The] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [its][the] Assigned Interest, (ii) [its][the] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) except as set forth herein, makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, validity, legality, enforceability, sufficiency, genuineness or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or any collateral thereunder, (iii) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or (iv) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any other Loan Document.

1.2. Assignee[s]. [Each][The] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [its][the] Assigned Interest, shall have the obligations of a Lender thereunder, from and after the Effective Date, (iv) it is sophisticated regarding decisions to purchase assets such as those represented by [its][the] Assigned Interest and either it, or the Person exercising discretion in making its decision to purchase [its][the] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and the other Loan Documents, together with (or been given the opportunity to receive) copies of the most recent financial statements delivered pursuant to Section 10.1.1 or 10.1.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [its][the] Assigned Interest and, on the basis of such documents and information, it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Non-U.S. Participant, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the [relevant] Assignee; and (b) agrees that (i) it will, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or refraining from taking action under the Loan Documents, independently and without reliance on the Administrative Agent, [any][the] Assignor or any other Lender, (ii) [it appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto;] and (iii) it will perform in accordance with their terms all of the obligations that are required to be performed by it as a Lender under the Credit Agreement and the other Loan Documents.

2. Payments. [From and after the Effective Date, the Administrative Agent shall make all payments of principal, interest, fees and other amounts in respect of [each][the] Assigned Interest to the [relevant] Assignor[s] for amounts which have accrued prior to but excluding the Effective Date and to the [relevant] Assignee[s] for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the [relevant] Assignee.][From and after the Effective Date, the Administrative Agent shall make all payments of principal, interest, fees and other amounts in respect of [each][the] Assigned Interest to the [relevant] Assignee[s] whether such amounts have accrued prior to or on or after the Effective Date. [Each][The] Assignor and [each][the] Assignee shall make all appropriate adjustments in payments made by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.] Each of the Assignor[s] and the Assignee[s] agrees that it will hold in trust for the other applicable party any interest, fees and other amounts which it may receive to which such other party is entitled pursuant to this clause, and pay to such other party any such amounts which it may receive promptly upon receipt.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assignment and Assumption (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D
[FORM OF]
NOTICE OF BORROWING
Barclays Bank PLC,
as Administrative Agent (the “Administrative Agent”) for
the Lenders party to the Credit Agreement referred to below,
Attention:    [_____]
745 Seventh Avenue
New York, NY 10019
[Date]
Ladies and Gentlemen:
The undersigned refers to the Amended and Restated Credit Agreement dated as of May [__], 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Centene Corporation (the “Company”), the lenders from time to time party thereto (the “Lenders”) and you, as Administrative Agent for such Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Company hereby gives you notice pursuant to Section 2.2.2 of the Credit Agreement that it requests a borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such borrowing is requested to be made:

(A)	Date of Borrowing (which is a Business Day) ________________________

(B)	Aggregate Amount of Borrowing ________________________

(C)	Type of Borrowing [1] ________________________

(D)	Interest Period and the last day thereof [2] ________________________

(E)	Funds are requested to be disbursed to the Company's account as follows (Account No.[______________________])
____________________________
1 Specify Base Rate borrowing or LIBOR borrowing.
2 Which shall be subject to the definition of “Interest Period” and end not later than the Termination Date
(applicable for LIBOR Loans only).

The Company hereby represents and warrants to Administrative Agent and the Lenders that, on the date of this Borrowing Request and on the date of the related borrowing, the conditions to lending specified in Section 12.2 of the Credit Agreement have been satisfied (or waived).
CENTENE CORPORATION

By:,______________________________
Name:
Title: [Responsible Officer]

EXHIBIT E
[FORM OF]
NOTICE OF CONVERSION/CONTINUATION
Reference is made to that Amended and Restated Credit Agreement, dated as of May [__], 2013, among CENTENE CORPORATION (the “Company”), each lender party thereto from time to time and BARCLAYS BANK PLC, as Administrative Agent (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”). All terms used herein but not otherwise defined herein are used herein as defined in the Credit Agreement.
Pursuant to subsection 2.2.3 of the Credit Agreement, the Company desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [_____], 20[__]:

$[_____]	LIBOR Loans LIBOR Loans [1] to be converted to Base Rate Loans

$[_____]	Base Rate Loans to be converted to LIBOR Loans [2]with Interest Period of [one] [two] [three] [six] [twelve] month[s] [3]

$[_____]	LIBOR Loans to be continued [4] with Interest Period of [one] [two] [three] [six] [twelve] month[s] Twelve month [5]

______________________________
1 LIBOR Loans may only be converted on the expiration of the applicable Interest Period unless the Company shall pay all breakage costs incurred in connection with such conversion.
2 No Loan may be converted into a LIBOR Loan when any Unmatured Default or Event of Default has occurred and is continuing.
3 Twelve month Interest Periods must be agreed to by each Lender.
4 No LIBOR Loan may be continued when any Unmatured Default or Event of Default has occurred and is continuing.
5 Twelve month Interest Periods must be agreed to by each Lender.

The Company hereby certifies that as of the date hereof, no event has occurred or is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Umnatured Event of Default or an Event of Default.
Date: [_____], 201[_]    CENTENE CORPORATION,
By: _____________________________
Name:
Title:

EXHIBIT F
[FORM OF]
NOTICE OF PREPAYMENT
Barclays Bank PLC,
as Administrative Agent (the “Administrative Agent”) for
the Lenders party to the Credit Agreement referred to below,
Attention:    [_____]
745 Seventh Avenue
New York, NY 10019
[Date]
Ladies and Gentlemen:
Reference is made to the Amended and Restated Credit Agreement dated as of May [__], 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Centene Corporation (the “Company”), the lenders from time to time party thereto (the “Lenders”) and you, as Administrative Agent for such Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Company hereby gives you notice pursuant to Section 6.2.1 of the Credit Agreement that it shall be making a prepayment under the Credit Agreement:

(A)	Prepayment date	___________________________
(B)	Type of Loans being	[LIBOR Loan] [1] [Base Rate Loan] [2] [Swing prepaid Line Loan] [3]

(C)	Principal amount of Loans or portion thereof being prepaid	___________________________

_________________________________________________
1 Hand delivery, telecopy, facsimile or other electronic transmission of notice regarding prepayment of
LIBOR Loans must be delivered not later than 12:00 p.m., New York City time, three (3) Business Days before the date of prepayment.
2 Hand delivery, telecopy, facsimile or other electronic transmission of notice regarding prepayment of Base
Rate Loans must be delivered not later than 12:00 p.m., New York City time, one (1) Business Day before the date of prepayment.
3 Hand delivery, telecopy, facsimile or other electronic transmission of notice regarding prepayment of
Swing Line Loans must be delivered not later than 12:00 p.m., New York City time, three (3) Business Days before the date of prepayment.

[signature page follows]

CENTENE CORPORATION

By: ________________________________
Name:
Title: [Responsible Officer]